UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Health Care Property Investors, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

HEALTH CARE PROPERTY INVESTORS, INC.

3760 Kilroy Airport Way
Suite 300
Long Beach, CA 90806

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 10, 2007

Our annual meeting of stockholders will be held at the Long Beach Marriott, 4700 Airport Plaza Drive, Long Beach, CA 90815, on Thursday, May 10, 2007, at 9:30 a.m., California time, for the purposes of:

(1)         electing ten (10) directors. Each of the directors so elected shall serve until the 2008 annual meeting of stockholders or until his or her successor is duly elected and qualified;

(2)         ratifying the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2007;

(3)         considering a stockholder proposal regarding executive compensation, if properly presented at the meeting; and

(4)         transacting such other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

Only holders of record at the close of business on March 23, 2007, are entitled to notice of, and to vote at, our annual meeting or any adjournment or adjournments of our annual meeting.

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the annual meeting, please sign and date the enclosed proxy and return it as promptly as possible in the enclosed self-addressed, postage-prepaid envelope. If you attend the annual meeting and vote in person, your proxy will not be used.

By Order of the Board of Directors

Edward J. Henning Corporate Secretary

Long Beach, California

April 11, 2007

HEALTH CARE PROPERTY INVESTORS, INC.

PROXY STATEMENT

This proxy statement is furnished by Health Care Property Investors, Inc. to our stockholders in connection with our Board of Directors’ solicitation of proxies for use at our annual meeting of stockholders to be held on May 10, 2007, and at any and all adjournments of our annual meeting (the “annual meeting”). References in this proxy statement, unless the context requires otherwise, to “HCP,” the “Company,” “we,” “our,” “ours,” and “us” refer to Health Care Property Investors, Inc. and our consolidated subsidiaries. Our principal executive offices are located at 3760 Kilroy Airport Way, Suite 300, Long Beach, CA 90806. The approximate date on which this proxy statement and form of proxy solicited on behalf of the Board of Directors is being sent to our stockholders is April 11, 2007.

Q: What is being voted on?

A:             At the annual meeting, stockholders will be asked to vote on:

•       the election of ten (10) directors to serve until the 2007 annual meeting of stockholders or until their successors are duly elected and qualified;

•       the ratification of the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2007; and

•       a stockholder proposal regarding executive compensation, if properly presented at the meeting.

Q: How does the Board recommend I vote on these proposals?

A:             The Board of Directors recommends a vote:

•       FOR the election of the following ten nominees to the Board of Directors: Mary A. Cirillo-Goldberg, Robert R. Fanning, Jr., James F. Flaherty III, David B. Henry, Michael  D. McKee, Harold M. Messmer, Jr., Peter L. Rhein, Kenneth B. Roath, Richard M. Rosenberg and Joseph P. Sullivan;

•       FOR the ratification of the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2007; and

•       AGAINST the stockholder proposal regarding executive compensation.

Q:  Who is entitled to vote?

A:             The record date for the annual meeting is March 23, 2007. Holders of record of HCP’s common stock as of the close of business on that date are entitled to vote at the annual meeting.

Q:  How can stockholders vote?

A:             If your shares are registered directly in your name, you are considered the “stockholder of record” with respect to those shares and the proxy materials and proxy card are being sent directly to you by HCP. As the stockholder of record, you may sign and date the enclosed proxy card and return it in the pre-paid envelope, or attend and vote at the annual meeting in person.

If, like most stockholders, your shares are held by a bank or broker as nominee (that is, in “street name”), you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible stockholders who receive a paper copy of the Annual Report and proxy statement the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP’s program, your voting form will provide instructions. The Internet and telephone voting facilities will close at 11:59 p.m. E.S.T. on May 9, 2007. Stockholders who vote through the Internet or telephone should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers, and that these costs must be borne by the stockholder. Stockholders who vote by Internet or telephone need not return a proxy card by mail. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy in the self-addressed postage paid envelope provided.

Because a beneficial owner is not the stockholder of record, you may not vote shares held by a bank or broker in street name at the meeting unless you obtain a “legal proxy” from the bank or broker that holds your shares, giving you the right to vote the shares at the meeting.

Even if you plan to attend the annual meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later are unable to attend the annual meeting.

Q:  Can I revoke my proxy?

A:             Yes. Any stockholder of record has the power to revoke his or her proxy at any time before it is voted by:

•       filing with our Corporate Secretary, at or before the voting at the annual meeting, a written notice of revocation bearing a later date than the proxy; or

•       duly executing a proxy with a later date and delivering it to our Corporate Secretary before the voting at the annual meeting; or

•       attending the annual meeting and voting in person, although attendance at the annual meeting will not by itself constitute a revocation of a proxy.

For shares held in street name, you may revoke a proxy by submitting new voting instructions to the broker or, if you have obtained a legal proxy from the broker giving you the right to vote the shares at the annual meeting, by attending the meeting and voting in person.

Q:  How many shares can vote?

A:             As of the close of business on the record date of March 23, 2007, 206,128,775 shares of common stock of HCP were issued and outstanding. There is no other class of voting securities outstanding. Each share of common stock entitles its holder to one vote.

Q:  How is a quorum determined?

A:             A quorum refers to the number of shares that must be in attendance at a meeting to lawfully conduct business. The representation, in person or by properly executed proxy, of the holders of a majority of the shares of HCP common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. The inspector of election will treat shares referred to as “broker non-votes” (that is, shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and that the broker or nominee does not have discretionary power to vote on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions will be counted as present for quorum purposes.

Q:  What is required to approve each proposal?

A:             Once a quorum has been established, directors are elected by a plurality of the votes cast by holders of shares entitled to vote on a particular matter at the annual meeting. This means that the individuals who receive the largest number of votes are selected as directors up to the maximum number of directors to be elected at the meeting. For the purposes of the election of directors, abstentions will have no effect on the outcome of the vote. Stockholders are not permitted to cumulate their shares for the purpose of electing directors or otherwise.

HCP has adopted a policy whereby any nominee for director who receives a number of “withhold” votes equal to greater than 50% of the shares of HCP common stock entitled to vote at the annual meeting will tender his or her resignation for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will recommend to the Board of Directors the action to be taken with respect to such offer of resignation.

The affirmative vote of a majority of all of the votes cast at a meeting at which a quorum is present is required for the ratification of the selection of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2007. Abstentions as to this proposal will have no effect on the outcome of the vote.

The affirmative vote of a majority of all of the votes cast at a meeting at which a quorum is present is required for the approval of the stockholder proposal regarding executive compensation. Abstentions as to this proposal will have no effect on the outcome of the vote.

Q:  How will shares be voted if a stockholder returns a blank proxy card?

A:             If a stockholder signs and sends in a proxy card and does not indicate how the stockholder wants to vote, the inspector of election will count that proxy as a vote FOR each of the director nominees named in this proxy statement, FOR the ratification of the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2007, and AGAINST the stockholder proposal regarding executive compensation.

Q:  How will voting on any other business be conducted?

A:             Although the Board of Directors does not know of any business to be considered at the annual meeting other than the proposals described in this proxy statement, if any other business comes before the annual meeting, a stockholder’s signed proxy card gives authority to the proxy holders to vote on those matters at their discretion.

Q:  How will the votes be counted?

A:             Votes cast by proxy or in person at the annual meeting will be counted by The Bank of New York, HCP’s appointed inspector of election for the meeting.

Q:  Who will bear the costs of this solicitation?

A:             The cost of the solicitation of proxies will be borne by HCP. In addition to solicitation by mail, directors and officers of HCP, without receiving any additional compensation, may solicit proxies personally or by telephone. HCP will request brokerage houses, banks and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares of our common stock and will reimburse them for their expenses in doing so. HCP has retained the services of Georgeson Shareholder Communications Inc., for a fee of $9,000 plus out-of-pocket expenses, to assist in the solicitation of proxies.

PRINCIPAL STOCKHOLDERS

Based on filings made under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as amended, as of March 23, 2007, the only persons known by us to beneficially own more than 5% of our common stock were as follows:

		Shares Beneficially Owned
Name of Beneficial Owner	Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
The Vanguard Group, Inc.	100 Vanguard Blvd. Malvern, PA 19355	10,938,146	(2)	5.5%

(1)          Except as otherwise noted, the entity or person listed has, with his spouse, as applicable, sole voting and dispositive power with respect to the shares listed.

(2)          Share ownership information for The Vanguard Group, Inc. is given as of December 31, 2006, and was obtained from a Schedule 13G filed on February 14, 2007 with the Securities and Exchange Commission. The Vanguard Group, Inc. has sole voting power over 81,271 shares and sole dispositive power over 10,938,146 shares of our common stock. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc. is the beneficial owner of 81,271 shares or 0.04% of our outstanding Common Stock as a result of its serving as investment manager of collective trust accounts. Vanguard Fiduciary Trust Company directs the voting of these shares.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Directors of the Company

Set forth below is information regarding the principal occupation for at least the past five years of each of our nominees for election as directors, all of whom currently serve as directors.

Mary A. Cirillo-Goldberg.   Ms. Cirillo-Goldberg, 59, is the former Chairman and Chief Executive Officer of OPCENTER, a company which provides help desk and network operations services. From 1997 through 2000, she served as Executive Vice President of Bankers Trust Company. Ms. Cirillo-Goldberg is on the Advisory Board of Hudson Ventures and has served as a Director of Quest Diagnostics Incorporated (NYSE: DGX), and currently serves on the Board of Directors of Dealer Track, a web-based company that automates the automotive financing process, and GlobalServe, a technology purchasing and procurement and asset management consulting services company. Ms. Cirillo-Goldberg is also a Director of several non-profit organizations, including Roundabout Theater, Urban Education Exchange and B.E.S.T.

Robert R. Fanning, Jr.   Mr. Fanning, 64, was, from 2004 through December 2005, a Director of Speltz & Weis LLC, a firm specializing in interim management of financially challenged hospitals and healthcare systems. Mr. Fanning served as the Chief Operating Officer of Saint Vincent Catholic Medical Centers in New York City from April 2004, when Speltz & Weis was engaged by the hospital system after it experienced a $59 million loss in 2003, until December 2005. St. Vincent filed for Chapter 11 bankruptcy protection on July 5, 2005. Huron Consulting Group acquired Speltz & Weis in May 2005. Mr. Fanning retired from Huron Consulting Group in December 2005. From 2000 to 2003, Mr. Fanning was a Principal of BBK Consulting, Southfield, Michigan, specializing in healthcare consulting and business revitalization.

James F. Flaherty III.   Mr. Flaherty, 49, has been Chairman of our Board of Directors since May 2005, our Chief Executive Officer since May 2003, and our President and a member of our Board of Directors since joining us in October 2002. Prior to joining HCP, Mr. Flaherty was affiliated with Merrill Lynch & Co. for 19 years, serving in a variety of investment banking, capital markets and private equity functions in New York, London and Los Angeles and was head of Merrill Lynch’s Global Health Care Group. Mr. Flaherty has served as a Director of Quest Diagnostics Incorporated (NYSE: DGX), was recently appointed to the Board of Trustees of the University of Notre Dame and currently sits on the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT).

David B. Henry.   Mr. Henry, 58, has been Vice Chairman of the Board of Directors and Chief Investment Officer of Kimco Realty (NYSE: KIM), a real estate investment trust, since May 2001. Mr. Henry joined Kimco Realty Corporation after 23 years at General Electric where he was Chief Investment Officer and Senior Vice President of GE Capital Real Estate and Chairman of GE Capital Investment Advisors. At General Electric, Mr. Henry was responsible for managing real estate investments totaling more than $20.0 billion in 11 countries worldwide.

Michael D. McKee.   Mr. McKee, 61, is Vice Chairman of the Board of Directors and Chief Operating Officer of The Irvine Company, a development and investment company, and has been an executive officer of The Irvine Company since 1994. Prior thereto, he was a partner with the law firm of Latham & Watkins LLP from 1986 to 1994. Mr. McKee is a Director of Realty Income Corporation (NYSE: O) and he serves on the Board of Directors of several non-profits including the Hoag Hospital Foundation, the Fletcher Jones Foundation and the Donald Bren Foundation.

Harold M. Messmer, Jr.   Mr. Messmer, 61, has been Chairman and Chief Executive Officer of the global staffing firm Robert Half International Inc. (NYSE: RHI) since 1986. In addition to its professional staffing services, RHI is the parent company of Protiviti, a leading internal audit and business risk consulting firm. Mr. Messmer also is a member of the Executive Council of the Medical Center of UCSF (University of California San Francisco) and serves on the Board of Governors of the UCSF Foundation.

Peter L. Rhein.   Mr. Rhein, 65, has been a general partner of Sarlot and Rhein, a real estate investment partnership, since 1967. From 1970 until 1984, he was employed in various capacities by Wells Fargo Realty Advisors and its affiliates. Since 2004, Mr. Rhein has been a Director of Cohen & Steers, Inc. (NYSE: CNS), one of the nation’s largest managers of real estate mutual funds. Mr. Rhein also serves on the Board of Governors of the Fulfillment Fund, a non-profit organization which supports education for disadvantaged students. Mr. Rhein is a certified public accountant.

Kenneth B. Roath.   Mr. Roath, 71, has been our Chairman Emeritus since May 2005, and was previously Chairman of our Board of Directors since 1988. Mr. Roath joined HCP at its inception in March 1985, as President and Chief Operating Officer, prior to its becoming a public company. From 1988 until May 2003, he was also our Chief Executive Officer. Mr. Roath is a director of Spirit Finance Corporation (NYSE: SPC), a real estate investment trust. He is past Chairman of the National Association of Real Estate Investment Trusts.

Richard M. Rosenberg.   Mr. Rosenberg, 76, served as Chairman and Chief Executive Officer of BankAmerica Corp. from 1990 until his retirement in 1996. Prior to joining BankAmerica Corp. in 1987, Mr. Rosenberg served as President and Chief Operating Officer of Seattle-First National Bank and Seafirst Corp. He served as Vice Chairman and Director of Wells Fargo Bank and was with that organization for 22 years. Mr. Rosenberg serves on the Board of Directors of several non-profit organizations, including the San Francisco Symphony. He is also Chairman of the Board of Governors of the UCSF Foundation, a member of the Board of Governors of the Buck Institute for Age Research, and serves as a Trustee of the California Institute of Technology.

Joseph P. Sullivan.   Mr. Sullivan, 64, is Chairman of the Board of Advisors of RAND Health and Vice Chairman of the Board of Advisors of the UCLA Medical Center. He served as Chairman of the Board and Chief Executive Officer of Protocare, Inc., a healthcare clinical trials and consulting organization, from March 2000 through March 2003. Mr. Sullivan was Chairman of the Board, Chief Executive Officer and President of American Health Properties, Inc. from 1993 until HCP’s acquisition of American Health Properties in 1999. He is a Director of Amylin Pharmaceuticals, Inc. (NASDAQ: AMLN), a biopharmaceutical company, AutoGenomics, an early stage private company developing a fully automatic laboratory machine for protemic and genetic testing, and Cymetrix, Inc., a provider of customized revenue cycle solutions to hospitals and healthcare networks. He served as a director of Covenant Care, Inc., a provider of long term care services, from 2000 until March 2006.

Executive Officers of the Company

The following sets forth biographical information regarding our executive officers as of March 23, 2007, other than Mr. Flaherty, whose biographical information is set forth above.

Charles A. Elcan.   Mr. Elcan, 43, became Executive Vice President—Medical Office Operations of HCP in October 2003. Prior to that date, he served as Chief Executive Officer and President of MedCap Properties, LLC, a real estate company located in Nashville, Tennessee that owned, operated and developed real estate in the healthcare field, which HCP acquired in October 2003. Mr. Elcan currently serves on the Board of Directors and sits on the Audit and Compensation Committees of Rex Stores Corporation (NYSE: RSC), a specialty retailer in the consumer electronics/appliance industry. Mr. Elcan also serves on the Board of Directors and sits on the Compensation Committee of Kimpton Hotel and Restaurant Group, a private owner and operator of boutique hotels based in San Francisco, and he serves on the Board of Directors of The Land Trust for Tennessee, a non-profit conservation easement organization.

Paul F. Gallagher.   Mr. Gallagher, 46, became Executive Vice President—Chief Investment Officer of HCP in May 2006. From October 2003 until May 2006, he served as Executive Vice President—Portfolio Strategy of HCP. From 1988 until he joined HCP, Mr. Gallagher was employed by General Electric Commercial Finance, including most recently as Managing Director of its Strategic Ventures department, one of the nation’s leading commercial finance organizations.

Edward J. Henning.   Mr. Henning, 54, became Executive Vice President, General Counsel and Corporate Secretary of HCP in January 2007. From 1995 until January 2007, he had served as Senior Vice President, General Counsel and Corporate Secretary of HCP. He joined HCP in 1994 as Vice President, Senior Legal Counsel and Corporate Secretary.

Stephen R. Maulbetsch.   Mr. Maulbetsch, 50, has been employed by HCP since September 1985. He became a Senior Vice President of HCP in 1995, an Executive Vice President of HCP in 2005, and became HCP’s Executive Vice President—Strategic Development in February 2006.

Mark A. Wallace.   Mr. Wallace, 49, became Executive Vice President and Chief Financial Officer of HCP in January 2007 after joining HCP as Senior Vice President and Chief Financial Officer in March 2004. In addition, he became the Treasurer of HCP on September 1, 2006. Prior to joining HCP, from August 2003 through November 2003, Mr. Wallace served as Chief Financial Officer of Atrix Laboratories, a specialty pharmaceutical company. He served as Executive Vice President and CFO of Titanium Metal Corporation, a titanium manufacturer, from 2000 to 2002, and Vice President of Information Technology and Strategic Change from 1997 to 2000. In addition, he served as Vice President and CFO of Tremont Corporation, a metal products production company, from 2000 to 2002. Mr. Wallace’s past employment also includes ten years in the Dallas office of Arthur Andersen & Co. He is a certified public accountant.

There are no family relationships among any directors or executive officers of HCP.

Board Meeting Attendance

During 2006, the Board of Directors held 11 Board meetings. During that period, each of the directors attended at least 75% of the meetings of the Board and committees of the Board on which he or she served. Our policy is that directors should make every effort to attend in person the four regularly scheduled quarterly meetings of the Board and the annual stockholders meeting, as well as the associated meetings of committees of which they are members and all other scheduled meetings of the Board and meetings of committees of which they are members. Members may attend such meetings by telephone or video conference, if necessary to mitigate conflicts. All of our Board members attended the 2006 annual meeting of stockholders in person.

Board Independence

Section II of HCP’s Corporate Governance Guidelines, which are posted in the Investor Relations-Corporate Governance section of the Company’s website at www.hcpi.com, or which may be obtained in print without charge by any stockholder upon request to the Corporate Secretary of HCP, sets forth the categorical standards that the Board established and employed to assist in determining whether a relationship between any director and HCP is material and thus would disqualify such director from being independent, as follows:

To be considered independent under the NYSE rules, the Board must affirmatively determine that a director does not have any direct or indirect material relationship with the Company or its subsidiaries. Any relationship with the Company shall be deemed to be not material if:

•       The relationship does not preclude a finding of independence under Sections 303A.02(b)(i) through 303A.02(b)(v) of the New York Stock Exchange’s Listed Company Manual;

•       The relationship would not be required to be disclosed pursuant to Item 404(b) of Regulation S-K adopted by the Securities and Exchange Commission, as such Regulation was in effect in February 2006 when HCP’s current Corporate Governance Guidelines were adopted; and

•       The relationship does not involve a director (or an immediate family member of the director) being an officer, director or trustee of a charitable organization where the Company’s (or an affiliated charitable foundation’s) annual discretionary charitable contributions to the charitable organization exceeds the greater of $1 million or five percent (5%) of that organization’s consolidated gross revenues. For purposes of this standard, “immediate family member” includes a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who share such director’s home.

The Board has determined, in accordance with the categorical standards discussed above, that each of Ms. Cirillo-Goldberg and Messrs. Fanning, Henry, McKee, Messmer, Rhein, Rosenberg and Sullivan is independent within the meaning of the rules of the NYSE. The Board further determined that neither Mr. Flaherty nor Mr. Roath is independent due to Mr. Flaherty’s present, and Mr. Roath’s prior, employment with HCP.

Committees of the Board

The Board of Directors has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and (since February 3, 2006) Finance Committee.

Audit Committee.   The Audit Committee is comprised of Messrs. Fanning, Henry, Rhein (Chair) and Sullivan. The Audit Committee held six meetings during 2006. The Board has determined that each member of the Audit Committee is “independent” within the meaning of the rules of both the NYSE and the SEC. The Board has also determined that each member of the Audit Committee is financially literate and has accounting or related financial management expertise. The Board has determined that each of Mr. Rhein and Mr. Sullivan is an audit committee financial expert within the meaning of the SEC rules.

The Audit Committee operates pursuant to a written charter, a current copy of which is posted in the Investor Relations-Corporate Governance section of the Company’s website at www.hcpi.com, or which may be obtained in print without charge by any stockholder upon request to the Corporate Secretary of HCP. During 2006, the Audit Committee reviewed its charter and decided not to recommend any changes in the charter to the Board. The primary purpose of the Audit Committee is to assist the Board with its oversight responsibilities regarding:

•       integrity of HCP’s financial statements;

•       HCP’s compliance with legal and regulatory requirements;

•       the independent auditor’s qualifications and independence; and

•       the performance of HCP’s internal audit function and HCP’s independent auditor.

In addition, the Audit Committee is responsible for preparing the report required to be prepared by the Audit Committee pursuant to the SEC rules for inclusion in HCP’s annual proxy statement.

The Audit Committee generally meets with our independent auditors at least four times a year. In addition, the Audit Committee or Mr. Rhein, the chairman of the Audit Committee, holds quarterly discussions with our independent auditors. To ensure independence of the audit, the Audit Committee consults separately and jointly with the independent auditors and management. The report of the Audit Committee is included in this proxy statement under “Audit Committee Report to Stockholders.”

Compensation Committee.   The Compensation Committee of the Board of Directors is comprised of Ms. Cirillo-Goldberg and Messrs. McKee (Chair) and Messmer. The Compensation Committee held seven meetings during 2006. The Board has determined that each member of the Compensation Committee is independent under the rules of the NYSE. The Compensation Committee operates pursuant to a written charter, a current copy of which is posted in the Investor Relations-Corporate Governance section of the Company’s website at www.hcpi.com, or which may be obtained in print without charge by any stockholder upon request to the Corporate Secretary of HCP. During 2006, the Compensation Committee reviewed its charter and decided not to recommend any changes in the charter to the Board.

Pursuant to its charter, the Compensation Committee’s responsibilities include the following:

•       evaluating and approving the compensation plans, policies and programs of the Company;

•       reviewing the compensation philosophy of the Company;

•       reviewing and approving corporate goals and objectives relating to the compensation of our Chief Executive Officer (CEO), evaluating the performance of the CEO in light of those goals and objectives and determining and approving the CEO’s compensation based on such evaluation;

•       reviewing and approving the compensation levels for our other senior executive officers and all of our other officers and employees with a base salary greater than or equal to $225,000;

•       managing and reviewing HCP’s bonus, long-term incentive compensation, stock option, employee pension and deferred compensation plans;

•       reviewing and approving HCP’s policies concerning perquisite benefits;

•       determining the Company’s policy with respect to change of control or “parachute” payments; and

•       managing and reviewing executive officer and director indemnification and insurance matters.

The Compensation Committee also reviews and makes recommendations regarding the compensation paid to our non-employee directors. However, the full Board of Directors determines the compensation for our non-employee directors.

The Compensation Committee may form subcommittees and delegate to its subcommittees such power and authority as it deems appropriate, except that the Compensation Committee may not delegate to a subcommittee its authority to approve compensation levels and award grants for senior executive officers and other high-level employees or any other power or authority required by applicable law or regulation to be exercised by the committee as a whole. The Compensation Committee has no current intention to delegate any of its authority to any subcommittee. Our executive officers, including the Named Executive Officers, do not have any role in determining the form or amount of compensation paid to our Named Executive Officers and our other senior executive officers. However, our Chief Executive Officer does make recommendations to the Compensation Committee with respect to compensation paid to the other executive officers.

Pursuant to its charter, the Compensation Committee is authorized to retain such independent counsel, compensation and benefits consultants and other outside experts or advisors as it believes to be necessary or appropriate to carry out its duties. For 2006, the Compensation Committee retained the firm of Semler Brossy as independent compensation consultants to assist it in determining the compensation levels for our senior executive officers. The Compensation Committee made its 2006 compensation decisions, including decisions with respect to the Named Executive Officers’ compensation, after consultation with Semler Brossy. For 2006, Semler Brossy advised the Compensation Committee with respect to trends in executive compensation, determination of pay programs, assessment of competitive pay levels and mix (e.g., proportion of fixed pay to incentive pay, proportion of annual cash pay to long-term incentive pay), and setting compensation levels. Semler Brossy also reviewed comparable equity REITs and other real estate companies for 2006 and helped the Compensation Committee to obtain and evaluate current executive compensation data for these companies. All compensation decisions were made solely by the Compensation Committee or the Board of Directors.

Nominating and Corporate Governance Committee.   The Nominating and Corporate Governance Committee is comprised of Ms. Cirillo-Goldberg and Messrs. Henry, Messmer and Rosenberg (Chair).

The Nominating and Corporate Governance Committee held two meetings during 2006. The Board has determined that each member of the Nominating and Corporate Governance Committee is “independent” within the meaning of the rules of the NYSE. The Nominating and Corporate Governance Committee acts pursuant to a written charter, a current copy of which is posted in the Investor Relations-Corporate Governance section of the Company’s website at www.hcpi.com, or which may be obtained in print without charge by any stockholder upon request to the Corporate Secretary of HCP. The Nominating and Corporate Governance Committee’s responsibilities include: the identification of qualified candidates to become Board members, recommendation to the Board of nominees for election as directors by the stockholders, the selection of candidates to fill any vacancies on the Board, the development and recommendation to the Board of a set of corporate governance guidelines and principles applicable to the Company and the oversight of the evaluation of the Board.

Finance Committee.   The Finance Committee was formed in February 2006 and is comprised of Messrs. Henry, Rosenberg, and Sullivan (Chair). The Finance Committee held four meetings during 2006. The Board has determined that each member of the Finance Committee is “independent” within the meaning of the rules of the NYSE. The Finance Committee was formed in order to facilitate the offer, issuance and sale of shares of HCP’s common stock, the classification or reclassification, offer, issuance and sale of shares of separate classes or series of HCP’s preferred stock and the offer, issuance and sale of debt securities of the Company on an expedited basis, as well as the entry by the Company into credit facilities, and loan and other financing transactions.

Corporate Governance Guidelines.   The Board has adopted Corporate Governance Guidelines, which direct the Board’s actions with respect to, among other things, the composition of the Board, Board meetings, the Board’s standing committees and procedures for appointing members of these committees, stockholder communications with the Board, expectations for directors and succession planning and self-evaluation. A copy of our Corporate Governance Guidelines is posted in the Investor Relations-Corporate Governance section of the Company’s website at www.hcpi.com, or may be obtained in print without charge by any stockholder upon request to the Corporate Secretary of HCP.

The Nominating and Corporate Governance Committee does not set specific, minimum qualifications that nominees must meet in order for the Committee to recommend them to the Board of Directors. Rather, the Committee considers a number of factors when reviewing potential nominees for the Board, including, but not limited to: (i) personal and professional integrity, ethics and values; (ii) experience in corporate management, such as serving as an officer or former officer of a publicly held company; (iii) experience in the Company’s industry; (iv) relevant social policy concerns; (v) experience as a board member of another publicly held company; (vi) ability and willingness to commit adequate time to the Board and its committee matters; (vii) the fit of the individual’s skills with those of the other members of the Board and potential members of the Board in building a board that is effective, collegial and responsive to the needs of the Company; (viii) academic expertise in an area of the Company’s operations; and (ix) practical and mature business judgment. In addition to the criteria set forth above, the Committee strives to create diversity in perspective, background and experience in the Board as a whole.

In identifying, evaluating and selecting potential director nominees for election at each annual meeting of stockholders, and nominees for directors to be elected by the Board to fill vacancies and newly created directorships, the Nominating and Corporate Governance Committee engages in a selection process. The Nominating and Corporate Governance Committee will consider as potential director nominees candidates recommended by various sources, including any member of the Board, any stockholder of the Company or senior management. The Nominating and Corporate Governance Committee may also hire a search firm, if deemed appropriate. All potential director nominees will be initially reviewed by the Chairman of the Nominating and Corporate Governance Committee, or in the Chairman’s absence, any other member of the committee delegated to initially review director candidates. The reviewing committee member will make an initial determination in his or her own independent business judgment as to the qualifications and fit of such director candidates based on the criteria set forth above. If the reviewing committee member determines that it is appropriate to proceed, the Chief Executive Officer and at least one member of the Nominating and Corporate Governance Committee will interview the prospective director candidates. Other Board members may also interview the prospective candidates. The Nominating and Corporate Governance Committee will provide informal progress updates to the Board and will meet to consider and recommend final director candidates to the entire Board. The Board determines which candidates are nominated or elected to fill a vacancy.

As described above, the Nominating and Corporate Governance Committee will consider candidates recommended by stockholders. Properly communicated stockholder recommendations will be considered in the same manner as recommendations received from other sources. Such director recommendations will be considered properly communicated if submitted in writing to the Chairman of the Nominating and Corporate Governance Committee of the Board of Directors, c/o Health Care Property Investors, Inc., 3760 Kilroy Airport Way, Suite 300, Long Beach, CA 90806, together with appropriate biographical information and descriptions of the candidate’s qualifications and the relationship, if any, to the stockholder.

All of the nominees for election as directors are currently directors of HCP.

Meetings of Non-Management Directors

In addition to the meetings of the committees of the Board described above, in connection with the Board meetings, HCP’s directors who were not also employed by HCP (the “Non-Management Directors”) met in executive session without management present four times during fiscal 2006. Richard Rosenberg has been elected as the Board’s Lead Director, and presides at the executive sessions of the Non-Management Directors.

Communications with the Board, the Lead Director or Non-Management Directors

Stockholders who wish to contact members of the Board may send written correspondence to the Board of Directors of Health Care Property Investors, Inc. at the mailing address of the Company’s executive offices at 3760 Kilroy Airport Way, Suite 300, Long Beach, CA 90806. Stockholders should provide proof of share ownership with their correspondence. It is suggested that stockholders also include contact information. All communications from verified stockholders will be received and processed by the investor relations department and then directed to the appropriate member(s) of the Board.

In addition, any interested party who wishes to communicate directly with the Lead Director, or with our Non-Management Directors as a group, may contact the Corporate Secretary at the mailing address of the Company’s executive offices at 3760 Kilroy Airport Way, Suite 300, Long Beach, CA 90806. All communications will be received and processed by the investor relations department and then directed to the Lead Director.

DIRECTOR COMPENSATION—FISCAL 2006

The following table presents information regarding the compensation paid during 2006 to members of our Board of Directors who are not also our employees (referred to herein as “Non-Employee Directors”). The compensation paid to Mr. Flaherty, who is also one of our employees, is presented below in the Summary Compensation Table and the related explanatory tables. Mr. Flaherty is not entitled to receive additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Option Awards ($)(1)(2)(3)	Non- Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Mary A. Cirillo-Goldberg	43,250	45,225	0	0	0	0	88,475
Robert R. Fanning, Jr.	40,750	78,000	0	0	16,640	0	135,390
David B. Henry	48,250	48,228	0	0	0	0	96,478
Michael D. McKee	49,500	78,000	0	0	0	0	127,500
Harold M. Messmer, Jr.	44,750	78,000	0	0	8,944	0	131,694
Peter L. Rhein	73,750	78,000	0	0	0	0	151,750
Kenneth B. Roath(5)	35,250	78,000	0	0	0	0	113,250
Richard M. Rosenberg	59,750	56,988	0	0	0	0	116,738
Joseph P. Sullivan	49,750	48,228	0	0	0	0	97,978

(1)           The amounts reported in Column (c) of the table above reflect the aggregate dollar amounts recognized for stock awards for financial statement reporting purposes with respect to 2006 (disregarding any estimate of forfeitures related to service-based vesting conditions). No stock awards or option awards granted to Non-Employee Directors were forfeited during 2006. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards and option awards contained in Note 20 (“Compensation Plans”) to the Company’s Consolidated Financial Statements, included as part of the Company’s 2006 Annual Report to Stockholders filed on Form 10-K and incorporated herein by reference. Messrs. Fanning, Jr., McKee, Messmer, Rhein and Roath have reached retirement age and, accordingly, the entire grant date fair value of the restricted stock awards they received in 2006 was recognized for financial statement reporting purposes in 2006.

(2)           The following table presents the number of outstanding and unexercised option awards and the number of unvested stock awards held by each of our Non-Employee Directors as of December 31, 2006. All of the option awards reported in the table below were vested and exercisable as of December 31, 2006.

Director	Number of Shares Subject to Outstanding Options as of 12/31/06	Number of Unvested Shares of Restricted Stock as of 12/31/06
Mary A. Cirillo-Goldberg	0	6,450
Robert R. Fanning, Jr.	64,880	6,650
David B. Henry	0	6,450
Michael D. McKee	80,000	6,650
Harold M. Messmer, Jr.	20,000	6,650
Peter L. Rhein	0	6,650
Kenneth B. Roath	0	5,250
Richard M. Rosenberg	0	7,050
Joseph P. Sullivan	0	6,450

(3)           As described below, we granted each of our Non-Employee Directors an award of 3,000 shares of restricted stock on May 11, 2006, the date of our 2006 annual meeting. Each of these restricted stock awards had a value of $78,000 on the grant date. See footnote (1) for the assumptions used to value these awards. No option awards were granted to our Non-Employee Directors during 2006.

(4)           Amounts reported in column (f) above consist solely of interest on deferred compensation account balances considered under SEC rules to be at above-market rates.

(5)           During the period that Mr. Roath was employed by HCP, he accrued an annual retirement benefit pursuant to HCP’s Supplemental Executive Retirement Plan. Mr. Roath is the only participant in this plan. Mr. Roath’s Supplemental Executive Retirement Plan benefit paid by HCP in 2006 was $624,629. This amount is not reported in the table above as it does not constitute compensation to Mr. Roath for his services as a director.

Director Compensation

Compensation for Non-Employee Directors during 2006 generally consisted of an annual retainer, fees for attending meetings, and an annual equity award. Directors are also offered the opportunity to receive all or a portion of their annual retainer and meeting fees on a deferred basis under our Amended and Restated Director Deferred Compensation Plan or, effective as of July 27, 2006, in the form of shares of our common stock under our Non-Employee Directors Stock-for-Fees Program.

Annual Retainers and Meeting Fees.   Prior to October 1, 2006, HCP paid its Non-Employee Directors the following compensation:

•       an annual retainer of $24,000 for services as a director;

•       a fee of $1,500 for attendance in person at each meeting of the Board of Directors or any committee of the Board (or $2,500 in the case of in-person attendance of a committee meeting by the committee chairperson);

•       a fee of $500 for participation in any telephonic meeting of the Board of Directors or any committee of the Board of more than 30 minutes’ duration; and

•       an additional annual retainer of $25,000 to the Chairperson of the Audit Committee and $15,000 to the Lead Director.

Effective October 1, 2006, the annual retainer for all Non-Employee Directors was increased from $24,000 to $35,000, and the additional annual retainer for the Lead Director was increased from $15,000 to $25,000. In addition, the Chairperson of the Compensation Committee and the Chairperson of the Finance Committee began receiving an additional annual retainer of $15,000 and $10,000, respectively.

HCP also reimburses Non-Employee Directors for travel expenses incurred in connection with their duties as directors of HCP.

Annual Equity Awards.   On the date of each annual meeting of stockholders, each Non-Employee Director who continues in office after the meeting generally receives an award of restricted stock. In addition, each person who is initially elected or appointed to the Board as a Non-Employee Director may receive an award of restricted stock on the date of such initial election or appointment. The number of shares subject to these restricted stock awards is determined by the Board at the time of grant. These restricted stock awards vest ratably over four years from the date of grant and are generally subject to forfeiture if the director’s membership on the Board terminates prior to vesting. However, the restricted shares will automatically vest if the director’s service terminates due to death, disability, retirement, or removal from the Board without cause (not including a failure to be re-elected). The restricted shares may also vest in connection with a change in control of HCP if the award is not assumed by the successor company. Dividends are paid on the directors’ restricted shares at the same rate as on all other shares of common stock of HCP.

On May 11, 2006, each of our Non-Employee Directors (i.e., Ms. Cirillo-Goldberg and Messrs. Fanning, Henry, McKee, Messmer, Rhein, Roath, Rosenberg and Sullivan) was granted 3,000 shares of restricted stock. Each Non-Employee Director’s stock award was granted under, and is subject to the terms of, the 2006 Performance Incentive Plan (the “2006 Plan”). The Board of Directors administers the plan as to Non-Employee Director awards and has the ability to interpret and make all required determinations under the plan, subject to plan limits. This authority includes making required proportionate adjustments to outstanding awards to reflect any impact resulting from various corporate events such as reorganizations, mergers and stock splits.

In May 2005, HCP established stock ownership guidelines that require Non-Employee Directors to accumulate over time shares of HCP stock equal in value to the greater of (1) $120,000, or (2) five times the amount of the regular annual cash retainer for directors at that time. As to Non-Employee Directors in office when the guidelines were approved, the guidelines are effective May 15, 2010. As to new Non-Employee Directors, the guidelines are effective on the first May 15 that occurs more than five years after the director first becomes a member of the Board of Directors. Once subject to the guidelines, a director’s level of stock ownership will be reviewed each May 15 for as long as the director remains in office.

Director Deferred Compensation Plan.   In January 1996, HCP adopted the Amended and Restated Director Deferred Compensation Plan (the “Director Deferral Plan”) that permits our Non-Employee Directors to elect to defer their annual retainers and meeting fees. Amounts deferred by a director under the Director Deferral Plan are payable to such director upon: (i) his or her retirement, death or disability, (ii) the occurrence of a substantial hardship, as determined by the Compensation Committee in accordance with applicable law, or (iii) such earlier date as may be designated by the director at the time of election to participate in the plan. In 1997, we terminated our former director retirement plan and all amounts accrued under that plan were transferred into the Director Deferral Plan. Amounts transferred in 1997 by any director from our former director retirement plan are to be paid only after the director’s retirement from the Board of Directors.

Each director participating in the Director Deferral Plan may elect to have deferred compensation and transferred accruals credited, wholly or partially, to:

•       an interest rate account wherein the deferrals and transferred amounts accrue interest at a rate equal to the prime rate of Bank of New York minus one percent; or

•       a stock credit account wherein the deferrals and transferred amounts are treated as if invested in HCP common stock with the account increasing for dividends paid, and increasing or decreasing with changes in the price of the common stock.

Balances may be transferred from one account to the other, at the option of the director, no more frequently than every six months.

Non-Employee Director Stock-for-Fees Program.   On July 27, 2006, our Board of Directors approved the Non-Employee Directors Stock-for-Fees Program. Under the program, each of our Non-Employee Directors may elect to receive all or a portion of his or her annual retainer and meeting fees in the form of shares of our common stock in lieu of payment in cash. If a director elects to receive his or her fees in the form of stock, the director’s election will apply to all fees that would otherwise be paid in cash but for the director’s election, commencing with HCP’s fiscal quarter after the election is made. Shares will generally be issued to directors who elect to receive stock under the program as soon as practicable after HCP pays a cash dividend to its stockholders following the quarter with respect to which the election was effective, and the number of shares to be issued will be determined by dividing (i) the amount of the fees being exchanged for the right to receive stock, by (ii) the average of the closing prices for a share of our common stock for the period of ten trading days ending with the dividend payment date. The program has been adopted under the 2006 Plan. Any shares of our common stock issued with respect to the program will be counted on a 1-for-1 basis against the applicable share limits of the 2006 Plan.

Stock Ownership

The following table sets forth HCP’s nominees for election as directors, all of whom are currently directors, and our principal executive officer, principal financial officer and our three most highly compensated executive officers during fiscal 2006, other than our principal executive officer and principal financial officer, serving as executive officers at the end of fiscal 2006. These three executive officers, our principal executive officer and our and principal financial officer are referred to collectively as the “Named Executive Officers.” With respect to these individuals, set forth below is information as to the terms in office for our director nominees and the number of shares of our common stock owned beneficially by each of them on March 23, 2007.

	Shares Beneficially Owned(1)
	First Elected	Number of		Number of	Percent of
Name	or Appointed	Shares		Options(2)	Class(3)
Directors
Mary A. Cirillo-Goldberg	2004	8,400		0	*
Robert R. Fanning, Jr.	1985	50,077		64,880	*
James F. Flaherty III(4)	2002	367,125	(5)	840,616	*
David B. Henry	2004	8,400		0	*
Michael D. McKee	1989	118,900		80,000	*
Harold M. Messmer, Jr.	1985	228,200	(6)	20,000	*
Peter L. Rhein	1985	54,500		0	*
Kenneth B. Roath	1986	428,654	(7)	0	*
Richard M. Rosenberg	2003	12,800		0	*
Joseph P. Sullivan	2004	36,320		0	*
Named Executive Officers
Charles A. Elcan	n/a	81,652		1,306,570	*
Paul F. Gallagher	n/a	47,890		84,458	*
Stephen R. Maulbetsch	n/a	61,410		315,292	*
Mark A. Wallace	n/a	17,567		69,254	*
All directors, Named Executive Officers and other executive officers as a group (15 persons)		1,580,468		3,272,184	2.35%

*                    Less than 1%

(1)          Except as otherwise noted below, each individual, with such person’s spouse, as applicable, has sole voting and investment power with respect to the shares listed. The information in this table under “Number of Shares” includes for each of the named individuals, the following number of shares of restricted stock as to which each individual has sole voting but not investment power: Ms. Cirillo-Goldberg, 6,450; Mr. Fanning, 6,650; Mr. Flaherty, 63,428; Mr. Henry, 5,850; Mr. McKee, 6,650; Mr. Messmer, 6,650; Mr. Rhein, 6,650; Mr. Roath, 5,250; Mr. Rosenberg, 7,050; Mr. Sullivan, 5,850; Mr. Elcan, 26,800; Mr. Gallagher, 16,000; Mr. Maulbetsch, 2,080; and Mr. Wallace, 8,000. The information in this table does not include, for each of the named individuals, the following number of shares represented by restricted stock unit awards as of March 23, 2007 with respect to which the named individual has neither voting nor investment power: Mr. Flaherty, 626,793; Mr. Elcan, 38,832; Mr. Gallagher, 42,398; Mr. Maulbetsch, 37,390; and Mr. Wallace, 36,858.

(2)          Consists of shares purchasable upon exercise of outstanding stock options that are currently vested or vest within 60 days following March 23, 2007. For Mr. Elcan, this also includes 1,220,794 shares issuable upon conversion of non-managing membership units of HCPI/Tennessee, LLC. For more information on HCPI/Tennessee, see “Certain Transactions.”

(3)          Based on 206,128,775 shares outstanding at March 23, 2007. In addition, for purposes of computing the percentage of shares held by an individual, the number of shares outstanding includes shares purchasable by that individual within 60 days following March 23, 2007 upon exercise of outstanding stock options held by such person.

(4)          Mr. Flaherty is also Chairman, President and Chief Executive Officer.

(5)          Includes 2,400 shares held in an irrevocable trust for the benefit of his children. Mr. Flaherty disclaims beneficial ownership of these shares.

(6)          Includes 115,800 shares held by 4M Partners, L.P. Mr. Messmer is the co-manager (along with his wife) of the limited liability company that is the general partner of 4M Partners. Mr. Messmer disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(7)          Includes 423,404 shares held in a margin account that may from time-to-time be pledged as collateral.

COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers. These individuals are referred to as the “Named Executive Officers” in this Proxy Statement.

Our executive compensation programs are determined and approved by our Compensation Committee. None of the Named Executive Officers are members of the Compensation Committee or otherwise had any role in determining the compensation of other Named Executive Officers, although the Compensation Committee does consider the recommendations of Mr. Flaherty in setting compensation levels for our executive officers other than Mr. Flaherty.

Executive Compensation Program Objectives and Overview

The Compensation Committee conducts an annual review of HCP’s executive compensation programs to ensure that:

•       the program is designed to achieve HCP’s goals of promoting financial and operational success by attracting, motivating and facilitating the retention of key employees with outstanding talent and ability; and

•       the program adequately rewards performance which is tied to creating stockholder value.

The Committee also considers compensation levels of comparable equity REITs, including those that specialize in healthcare, and other real estate and finance organizations.

HCP’s current executive compensation program is based on three components, which are designed to be consistent with our compensation philosophy: (1) base salary; (2) annual incentive bonuses; and (3) long-term stock awards, including stock options and awards of restricted stock units that are subject to both performance-based and time-based vesting requirements. HCP also provides certain perquisites and personal benefits to Mr. Flaherty pursuant to his employment agreement and, in some cases, provides severance benefits to Named Executive Officers whose employment terminates under certain circumstances. As described below, HCP also granted Mr. Flaherty a time-based restricted stock unit award in 2006 that is intended to provide both a long-term retention incentive and a supplemental retirement benefit.

In structuring executive compensation packages, the Committee considers how each component promotes retention and/or motivates performance by the executive. Base salaries, perquisites and personal benefits, and severance and other termination benefits are primarily intended to attract and retain highly qualified executives. These are the elements of our executive compensation program where the value of the benefit in any given year is not dependent on performance (although base salary amounts and benefits determined by reference to base salary may increase from year to year depending on performance, among other things). We believe that in order to attract and retain top executives, we need to provide them with compensation levels that reward their continued service. Some of the elements, such as base salaries and perquisites and personal benefits, are generally paid out on a short-term or current basis. Other elements, such as benefits provided upon retirement or other termination of employment, are generally paid out on a longer-term basis. We believe that this mix of short-term and long-term elements allows us to achieve our goals of attracting and retaining top executives.

Annual bonuses are primarily intended to motivate Named Executive Officers to achieve specific strategies and operating objectives, although we also believe it helps us attract and retain top executives. Our long-term equity incentives are primarily intended to align Named Executive Officers’ long-term interests with stockholders’ long-term interests, although we believe they also play a role in helping us to attract and retain top executives. These are the elements of our executive compensation program that are designed to reward performance and thus the creation of stockholder value.

The Committee believes that performance-based compensation such as annual bonuses and long-term equity incentives play a significant role in aligning management’s interests with those of HCP’s stockholders. For this reason, these forms of compensation constitute a substantial portion of each of our Named Executive Officers’ compensation. For 2006, the Committee approved executive compensation arrangements for Mr. Flaherty, our Chief Executive Officer, that resulted in approximately 92% of Mr. Flaherty’s total direct compensation being incentive compensation tied directly to stockholder value creation, with his base salary constituting the balance of his 2006 total direct compensation. (As used in this discussion, the term “total direct compensation” means the aggregate amount of the executive’s base salary, annual incentive bonus, and long-term equity incentive awards based on the grant-date fair value of such awards as determined under the accounting principles used in the Company’s financial reporting.)  With respect to our other Named Executive Officers, the Committee approved executive compensation arrangements that resulted in approximately 75% of each executive’s total direct compensation being incentive compensation tied directly to stockholder value creation, with base salary constituting the balance of their 2006 total direct compensation. Our compensation packages are designed to promote teamwork, initiative and resourcefulness by key employees whose performance and responsibilities directly affect our results of operations. The Committee also periodically reviews our mix of fixed and incentive-based compensation against the compensation practices at comparable equity REITs and other real estate companies with the view that our executive officers’ salary levels should be set at more modest levels relative to industry data so that a greater percentage of our executives’ compensation may be delivered in the form of incentive compensation opportunities that are based upon HCP performance.

The Committee’s practice has been to retain independent compensation consultants to advise the Committee on (1) types of compensation arrangements, (2) competitive levels of certain targeted companies deemed representative of the industry, and (3) laws, rules, regulations and tax aspects relevant to the work of the Committee. For 2006, the Committee retained the consulting firm of Semler Brossy to provide these advisory services. Although the Committee reviews the compensation data of certain other companies provided by the consultants, it does not base its decisions on this information alone or attempt to set compensation for HCP’s executive officers at any particular level relative to these other companies. The Committee believes that its compensation decisions should be based primarily on the performance of HCP and the individual executive officers. The other companies that are generally considered in these comparisons consist of comparable equity REITs, including those that specialize in healthcare, and, since most healthcare REITs do not have the same revenue or market capitalization as HCP, certain other

REITs and other real estate companies outside of the healthcare area that have revenues and market capitalizations that are similar to HCP.

2006 Performance Overview

The Committee believes that HCP’s corporate performance was extraordinary in 2006. Total shareholder return, portfolio growth, improvement in the dividend to funds from operations payout ratio,property quality, strategic initiatives, capital market activities and asset management were particular areas in which outstanding results were achieved. In many ways, HCP’s management team expanded and extended the healthcare property portfolio in a manner that may provide benefits to shareholders for many years to come.

Because of the transformational nature of the efforts of management, the Committee was pleased to award incentive compensation levels for 2006 well above the levels of recent years. Enormous effort and talent were applied to the consummation of various initiatives that were recognized in the industry as outstanding accomplishments. These accomplishments included:

•       Successful closure and integration of the $5.3 billion acquisition of CNL Retirement Properties, Inc., doubling the size of HCP.

•       De-leveraging the balance sheet after the CNL transaction through a combination of capital markets transactions, asset dispositions, contributions of properties to joint ventures and a strategic equity placement.

•       Significant repositioning of HCP’s real estate portfolio towards newer, lower government reimbursement-dependent properties.

•       Major progress on scaling HCP’s investment management platform including the formation of two joint ventures with institutional partners with assets in the aggregate of approximately $1.3 billion.

•       HCP total return to stockholders (including stock price appreciation and dividend payments) of more than 50% for 2006.

Current Executive Compensation Program Elements

Base Salaries

Salaries for our Named Executive Officers are reviewed by the Committee on an annual basis. In general, the base salary levels for our Named Executive Officers fall between the 25th and 50th percentiles of comparable equity REITs and other real estate companies considered by the Committee. As noted above, the Committee believes that a significant portion of executive officers’ compensation should be in the form of incentive compensation that helps to align the interests of our executives with those of our stockholders. Accordingly, our executive officers’ salary levels are set at modest levels relative to industry data so that a greater percentage of our executives’ compensation may be delivered in the form of incentive compensation.

In setting specific salary levels for each Named Executive Officer and HCP’s other executive officers, the Committee assesses the executive’s past performance and expected future contributions to HCP, as well as

Mr. Flaherty’s recommendations (with respect to executive officers other than himself). As described below under “Description of Employment Agreements - Salary and Bonus Amounts,” HCP has entered into employment agreements with Mr. Flaherty and Mr. Elcan that provide for minimum levels of base salary. HCP does not have such agreements with its other Named Executive Officers. The Committee believes that the base salary levels of the Named Executive Officers and the other executive officers generally are reasonable in view of competitive practices, HCP’s performance and the contribution of those officers to that performance.

In February 2006, the Committee approved an increase in Mr. Gallagher’s annual base salary rate from $300,000 to $330,000 and an increase in Mr. Wallace’s annual base salary rate from $250,000 to $275,000. The other Named Executive Officers’ base salary rates were not changed during 2006. As described below under “Subsequent Compensation Actions,” the Committee approved increases in the base salaries of each of our Named Executive Officers other than Mr. Elcan in January 2007.

Annual Bonuses

Historically, annual incentive bonuses have been awarded to executive officers based upon multiple performance criteria, including evaluations of personal job performance and performance measured against objective business criteria. For 2006, performance factors considered in determining annual bonuses for our Named Executive Officers and other executive officers included funds from operations per share, funds from operations payout ratio, total return to stockholders, volume of acquisitions, and an assessment of the executive’s job performance for 2006. As with base salaries, the Committee generally reviews incentive bonus levels for the comparable equity REITs and other real estate companies considered by the Committee. However, because the Committee has broad discretion to establish annual bonuses based on the performance of HCP and the individual executive, and because the Committee believes that bonuses should be dependent on HCP performance, the actual bonuses paid to the Named Executive Officers in any given year may differ substantially from the annual bonuses paid to comparable officers at these other companies from year to year.

Under his employment agreement, Mr. Flaherty’s target annual bonus is 200% of his base salary. His actual bonus for a given year is determined by the Committee based on his performance and the performance of HCP for that year as described above. HCP’s other Named Executive Officers do not have contractual rights to receive a fixed actual or target bonus for any given year. Their actual annual bonuses are established by the Committee in its sole discretion based on its assessment of the performance of HCP and the executive for the year as described above. As with base salaries, the Committee believes that the 2006 bonuses paid to the Named Executive Officers and the other executive officers generally are reasonable and merited based upon HCP’s performance and the contribution of those officers to that performance during 2006.

In addition, the Committee decided to award certain of HCP’s executive officers, including each of the Named Executive Officers other than Mr. Flaherty, a cash bonus in light of HCP’s acquisition of CNL Retirement Properties, Inc. in October 2006. The Committee believes that these one-time awards were appropriate, considering the strategic importance of this acquisition to HCP and the extraordinary performance of these individuals in developing and completing the transaction.

As in prior years, the Committee determined to award Mr. Flaherty’s bonus for 2006 in the form of a grant of performance-based restricted stock units rather than cash. These performance units were granted in January 2007. The performance units are generally subject to the same terms as described below under “Long-Term Incentive Equity Awards - Performance-Based Restricted Stock Units,” except that the units that become eligible to vest based on HCP’s performance become fully vested on the third anniversary of the grant date. The Committee believes that this three-year “cliff” vesting schedule provides an enhanced retention incentive for Mr. Flaherty.

Based on Mr. Flaherty’s 2006 performance, the Committee awarded Mr. Flaherty performance-based units in lieu of a cash bonus with respect to 113,200 shares of HCP common stock. Based on the closing HCP stock price on the date of grant, this award had a value of approximately $4,496,000 and was made based on the Committee’s assessment of HCP’s performance and Mr. Flaherty’s leadership throughout 2006, including the 2006 HCP accomplishments outlined above.

Long-Term Incentive Equity Awards

HCP’s policy is that the long-term compensation of its Named Executive Officers and other executive officers should be directly linked to the value provided to stockholders. Therefore, HCP has historically made annual grants of stock options and restricted stock and restricted stock unit awards to provide further incentives to our executives to increase stockholder value. The Committee bases its award grants to executives each year on a number of factors, including:

•       the executive’s position with HCP and total compensation package;

•       the executive’s performance of his or her individual responsibilities;

•       the equity participation levels of comparable executives at comparable companies; and

•       the executive’s contribution to the success of HCP’s financial performance.

In addition, the size, frequency and type of long-term incentive grants may be determined on the basis of tax consequences of the grants to the individual and HCP, accounting impact and potential dilution effects.

Annual award grants are generally made at the first in-person meeting of the Committee each year. This meeting is scheduled well in advance and typically held in late January or early February. Other than grants made in connection with the hiring or promotion of employees or other special circumstances, the Committee generally does not grant equity awards at any other time during the year.

Stock Options.   HCP makes a portion of its long-term incentive grants to Named Executive Officers in the form of stock options with an exercise price that is equal to the closing price of our common stock on the grant date. Thus, the Named Executive Officers will only realize value on their stock options if our stockholders realized value on their shares. The stock options also function as a retention incentive for our executives as they vest ratably over the five-year period after the date of grant.

In February 2006, the Committee granted stock options to each of our Named Executive Officers. The material terms of these options are described below under “Grants of Plan-Based Awards.”  The options granted to each of our Named Executive Officers for 2006 constitute approximately 30% of the officer’s total long-term incentive compensation, with the performance-based restricted stock units described below constituting the remaining approximately 70%. The Committee believes this mixture of options and performance units is appropriate and consistent with the practices of the comparable equity REITs and other real estate companies considered by the Committee.

Performance-Based Restricted Stock Units.   HCP also grants long-term incentive awards to Named Executive Officers in the form of performance-based restricted stock units. The performance units are granted early in the calendar year and become eligible to vest based on HCP’s actual performance during that year relative to a performance goal established by the Committee. Once the performance units become eligible to vest, they vest ratably over the five-year period after the date of grant. Thus, the performance units are designed both to motivate executives to maximize HCP’s performance for the year in which the units are granted and to provide a long-term retention incentive for the vesting period with respect to those units that become eligible to vest based on HCP’s performance. The performance component of the award is also intended to preserve the tax deductibility of the award under applicable tax law. (See the discussion under “Policy with Respect to Section 162(m)” below.)

As in prior years, the performance units granted in 2006 became eligible to vest based on HCP’s actual “funds from operations per share” during 2006. Funds from operations (FFO), as defined by the National Association of Real Estate Investment Trusts, is derived from a REIT’s net income but excludes certain items such as depreciation and amortization of real estate assets that may limit the usefulness of net income as a measure of a REIT’s operating performance. FFO is a widely used measure of operating performance of REITs, and the Committee believes that it is appropriate to use FFO in determining HCP’s performance for purposes of its equity awards. The Committee established the performance goal at a level that it expected would be met if HCP performed at a satisfactory level for 2006. HCP exceeded the performance goal established by the Committee for 2006, and all of the performance units granted to the Named Executive Officers became eligible to vest accordingly.

Severance and Other Benefits Upon Termination of Employment

HCP believes that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. Accordingly, HCP provides such protections for certain Named Executive Officers and other executive officers of HCP. In the case of Mr. Flaherty and Mr. Elcan, these benefits are provided under their respective employment agreements. In the case of Mr. Maulbetsch, these benefits are provided under his change in control agreement and would become payable only if a change in control of HCP were to occur. The Committee evaluates the level of severance benefits to provide a Named Executive Officer on a case-by-case basis, and in general, HCP considers these severance protections an important part of an executive’s compensation and consistent with competitive practices.

As described in more detail below under “Potential Payments Upon Termination or Change in Control” below, under their employment agreements, Mr. Flaherty and Mr. Elcan would be entitled to severance benefits in the event of a termination of employment by HCP without cause or by the executive for good reason or, in the case of Mr. Flaherty, due to his death or disability. HCP has determined that it is appropriate to provide these executives with severance benefits under these circumstances in light of their positions with HCP and as part of their overall compensation package. The severance benefits for these executives are generally determined as if they continued to remain employed by HCP for two years following their actual termination date. Because we believe that a termination by the executive for good reason (or constructive termination) is conceptually the same as an actual termination by HCP without cause, we believe it is appropriate to provide severance benefits following such a constructive termination of the executive’s employment.

HCP believes that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage certain of our executive officers to remain employed with HCP during an important time when their prospects for continued employment following the transaction are often uncertain, we provide Messrs. Flaherty and Elcan with enhanced severance benefits if their employment is terminated by HCP without cause or by the executive for good reason in connection with a change in control. In addition, we provide Mr. Maulbetsch with severance benefits if his employment terminates under such circumstances. The severance benefits for these executives are generally determined as if they continued to remain employed by HCP for three years following their actual termination date. As noted above, because we believe that a termination by the executive for good reason is conceptually the same as a termination by HCP without cause, and because we believe that in the context of a change in control, potential acquirors would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances.

We do not believe that Named Executive Officers should be entitled to receive their cash severance benefits merely because a change in control transaction occurs. The payment of cash severance benefits is only triggered by an actual or constructive termination of employment. In connection with his entering into a new employment agreement with HCP in 2005, Mr. Flaherty relinquished rights that he had under his prior employment agreement to automatic vesting of outstanding equity awards on a change in control transaction regardless of whether his employment is terminated or constructively terminated. Under their respective existing agreements (entered into in 2003 and 2000, respectively), Messrs. Elcan and Maulbetsch continue to be entitled to immediate vesting of their outstanding equity awards automatically on a change in control of HCP.

As part of their change in control severance benefits, Messrs. Flaherty, Elcan and Maulbetsch are reimbursed for the full amount of any excise taxes imposed on their severance payments and any other payments under Section 4999 of the Internal Revenue Code. We provide these executives with a “gross-up” for any parachute payment excise taxes that may be imposed because we determined the appropriate level of change in control severance protections for each executive without factoring in the adverse tax effects on the executive that may result from these excise taxes. The excise tax gross-up is intended to make the executive whole for any adverse tax consequences they may become subject to under the tax law and to preserve the level of change in control severance protections that we have determined to be appropriate. We believe this protection is a reasonable part of the compensation package for these executives and generally consistent with industry practice.

Retention and Supplemental Retirement Equity Grant for CEO

At the time Mr. Flaherty became Chief Executive Officer of HCP in 2003, the Committee began consideration of whether he should be provided with a supplemental retirement program similar to that provided to his predecessor as Chief Executive Officer. In connection with Mr. Flaherty’s entering into a new employment agreement with HCP in October 2005, the Committee concluded its deliberations on this matter and determined that it would be appropriate to provide Mr. Flaherty with such a retirement benefit program that would also serve as a long-term retention incentive. To help accomplish this goal, it was determined that any retirement benefit for Mr. Flaherty should accrue over a significant period of time, and that any benefit should also be subject to significant vesting requirements. The Committee considered various retirement program designs (including those under which benefits are accrued and denominated in cash and those that are denominated in stock) and determined that a benefit denominated in shares of HCP’s common stock was advisable so that Mr. Flaherty’s actual benefit would depend in large part on the long-term performance of HCP’s common stock, thus further linking Mr. Flaherty’s interests with those of HCP’s stockholders, and in light of applicable tax and accounting considerations.

In determining the appropriate number of restricted stock units to grant, the Committee considered, among other factors, Mr. Flaherty’s current compensation and retention arrangements, Mr. Flaherty’s past performance as Chief Executive Officer of HCP and his individual contributions to HCP’s current and future performance, the dilutive effects of the grant on outstanding shares of HCP common stock, and the potential benefits reflected in the grant calculated based on various assumed rates of return and dividend yield on HCP’s common stock. The Committee also consulted with Semler Brossy and took into account that a benefit provided in the form of stock inevitably carries greater risks than a cash benefit. Based on its review, the Committee concluded that 219,000 restricted stock units was an appropriate level for the retirement and long-term retention program for Mr. Flaherty.

The vesting schedule for the restricted stock units is intended to reflect that the grant includes both a typical time-based vesting component and a benefit accrual component. Mr. Flaherty is currently age 49. In general, no portion of the restricted stock unit grant is scheduled to vest before Mr. Flaherty attains age 55, and subject to Mr. Flaherty’s continued employment with HCP, the restricted stock units will vest in annual installments over the ten-year period following the date on which Mr. Flaherty attains age 55. The grant is also intended to provide a retirement benefit that accrues for each year of Mr. Flaherty’s service with HCP for the period commencing with Mr. Flaherty’s hiring in 2002 and continuing through his attainment of age 65. Accordingly, the percentage of the restricted stock units that vests each year varies because of the effect of the benefit accrual component on the vesting schedule. Mr. Flaherty will not be entitled to any benefit with respect to the restricted stock units in the event he voluntarily terminates employment before attaining age 55.

In addition, the restricted stock units are subject to severance protections for Mr. Flaherty similar to those included in his employment agreement. The restricted stock units will partially vest on an accelerated basis if Mr. Flaherty’s employment is terminated by HCP without cause, by Mr. Flaherty for good reason, due to Mr. Flaherty’s death or disability, or in certain other circumstances. This acceleration would apply fully to the vesting component of the grant and also has the effect of providing additional service credit to

Mr. Flaherty under the benefit accrual component. In all events, Mr. Flaherty will vest in 100% of the restricted stock units only if he remains employed with HCP through age 65.

As HCP pays dividends on its outstanding common stock, Mr. Flaherty will be credited with additional restricted stock units as dividend equivalents (as opposed to receiving a cash payment). The dividend equivalent restricted stock units will be subject to the same vesting and other conditions as apply to the grant generally. As restricted stock units represent the right to acquire shares of HCP’s common stock as to any units that vest (as opposed to actual outstanding shares of HCP common stock), HCP does not pay dividends on units unless and until they are paid in actual shares of stock. Thus, dividend equivalents are designed to preserve the intended value of the grant by providing a return on the units equal to the dividends paid by HCP on an equivalent number of shares of common stock and assuming that those dividends are reinvested in HCP common stock.

Subsequent Compensation Actions

On January 26, 2007, the Committee approved an increase in Mr. Flaherty’s annual base salary to $600,000 and increases in the base salaries of Messrs. Wallace, Gallagher and Maulbetsch to $350,000. The Committee determined that it would be appropriate for the base salaries of each of our Named Executive Officers other than Mr. Flaherty to be at the same level and, accordingly, did not change Mr. Elcan’s current annual base salary rate of $350,000. The Committee continues to believe that the base salary levels of the Named Executive Officers and the other executive officers generally are reasonable in view of competitive practices, HCP’s performance and the contribution of those officers to that performance.

Also on January 26, 2007, the Committee approved grants of stock options and performance-based restricted stock units to each of our Named Executive Officers. These grants were made on substantially the same terms as the February 2006 grants described above.

Stock Ownership Program

In January 2003, the Committee adopted a stock ownership program pursuant to which each member of the HCP senior leadership team must own specified dollar amounts of HCP common stock, generally based on the individual’s salary. Each of the Chairman, Chief Executive Officer and President is required to own HCP common stock with a value equal to at least five times his base salary. Each of the other executive officers is required to own HCP common stock with a value equal to at least three times his base salary. All executives must achieve their mandatory holdings within five years of the adoption of the program or, as to newly-hired or promoted executives, within five years of becoming subject to the program. Many of the executive officers have already achieved their targeted holdings.

Policy with Respect to Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officers and four other most highly compensated executive officers unless certain performance and other requirements are met. Our intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our executive officers, and we believe that a substantial portion of our current executive compensation program (including the stock options and performance-based restricted stock units granted to our Named Executive Officers as described above) satisfies the requirements for exemption from the $1,000,000 deduction limitation. However, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. The Committee will continue to monitor the tax and other consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to our executive officers is reasonable, performance-based and consistent with the goals of HCP and its stockholders.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION(1)

The Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee is currently composed of the three non-employee directors named at the end of this report, each of whom is independent as defined by the New York Stock Exchange listing standards.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this proxy statement. Based upon this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in this proxy statement.

Compensation Committee of the Board of Directors
Michael D. McKee (Chairman) Mary A. Cirillo-Goldberg Harold M. Messmer, Jr.

(1)          SEC filings sometimes “incorporate information by reference.”  This means the Company is referring you to information that has previously been filed with the SEC, and that this information should be considered as part of the filing you are reading. Unless the Company specifically states otherwise, this report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act or the Securities Exchange Act.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members whose names appear on the Compensation Committee Report above were committee members during all of 2006. No member of the Compensation Committee is or has been a former or current executive officer of the Company or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during the fiscal year ended December 31, 2006.

SUMMARY COMPENSATION TABLE—FISCAL 2006

The following table presents information regarding compensation of our principal executive officer, our principal financial officer and our three other most highly compensated executive officers for services rendered during 2006. These individuals are referred to as “Named Executive Officers” in this Proxy Statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)	(i)	(j)
James F. Flaherty III Chairman, President and Chief Executive Officer	2006	575,000	0	3,078,034	(4)	621,823	0	0	49,592 (5)	4,324,449
Mark A. Wallace Executive Vice President—Chief Financial Officer and Treasurer	2006	275,000	565,000	242,615		68,190	0	0	9,268	1,160,073
Charles A. Elcan Executive Vice President—Medical Office Properties	2006	350,000	405,000	551,238		66,586	0	0	9,268	1,382,092
Paul F. Gallagher Executive Vice President—Chief Investment Officer	2006	330,000	600,000	384,172		82,036	0	0	9,268	1,405,476
Stephen R. Maulbetsch Executive Vice President—Strategic Development	2006	300,000	575,000	268,272		122,661	0	0	9,268	1,275,201

(1)             The amounts reported in Column (d) reflect both the annual incentive bonus paid to the Named Executive Officer for 2006 and a special bonus paid to these executives in connection with HCP’s acquisition of CNL Retirement Properties, Inc. (“CNL Bonus”) in October 2006. Mr. Flaherty received no cash bonus for 2006 and no CNL Bonus. For Mr. Wallace, the annual incentive plan bonus was $390,000, and the CNL Bonus was $175,000. For Mr. Elcan, the annual incentive plan bonus was $355,000, and the CNL Bonus was $50,000. For Mr. Gallagher, the annual incentive plan bonus was $475,000, and the CNL Bonus was $125,000. For Mr. Maulbetsch, the annual incentive plan bonus was $425,000, and the CNL Bonus was $150,000.

(2)             The amounts reported in Columns (e) and (f) of the table above reflect the aggregate dollar amounts recognized for stock awards and option awards, respectively, for financial statement reporting purposes with respect to 2006 (disregarding any estimate of forfeitures related to service-based vesting conditions). No stock awards or option awards granted to Named Executive Officers were forfeited during 2006. Detailed information about the amount recognized for specific awards is reported in the table under “Outstanding Equity Awards at Fiscal-Year End” below. For a discussion of the assumptions and methodologies used to value the awards reported in Column (e) and Column (f), please see the discussion of stock awards and option awards contained in Note 20 (“Compensation Plans”) to the Company’s Consolidated Financial Statements, included as part of the Company’s 2006 Annual Report filed on Form 10-K with the SEC and incorporated herein by reference. For information about the stock awards and option awards granted to our Named Executive Officers for 2006, please see the discussion under “Grants of Plan-Based Awards” below.

(3)             These amounts represent HCP’s contributions to each individual’s account under our 401(k) plan and term life insurance policy. HCP is not the beneficiary of the life insurance policies, and the premiums that HCP pays are taxable as income to the applicable officer. This insurance is not split-dollar life insurance. The 2006 401(k) matching contribution made with respect to each named executive officer was $8,800. The 2006 life insurance policy contribution made with respect to each Named Executive Officer was $468, except the contribution made with respect to Mr. Flaherty was $1,250.

(4)             As described on page 24 of the “Compensation Discussion and Analysis” above, the Compensation Committee has in recent years awarded Mr. Flaherty’s annual incentive bonuses in the form of grants of performance-based restricted stock units. The grant with respect to Mr. Flaherty’s 2005 bonus was made on February 3, 2006 and covered 57,230 performance-based restricted stock units. (This grant is also reported in the “Grants of Plan-Based Awards” section below.)  On January 26, 2007, Mr. Flaherty received a grant of 113,200 performance-based restricted stock units in respect of his bonus for 2006. This grant is not reported in the “Grants of Plan-Based Awards” section below as it was made during 2007, and the performance period for the grant is the 2007 calendar year.

(5)             In addition to the items described in footnote (3) above, this amount includes certain perquisites provided to Mr. Flaherty during 2006 pursuant to his employment agreement with HCP, including club membership dues, and legal and actuarial fees incurred in connection with the retention and supplemental retirement equity grant described on pages 27-8 of the Compensation Discussion and Analysis above.

Compensation of Named Executive Officers

The Summary Compensation Table above quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers in 2006. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, an annual bonus, and long-term equity incentives consisting of nonqualified stock options and performance-based restricted stock units. Mr. Flaherty also received a one-time grant of time-based restricted stock units during 2006 that is intended to provide both a long-term retention incentive and a supplemental retirement benefit as described on pages 27-8 of the Compensation Discussion and Analysis above. Named Executive Officers also earned the other benefits listed in Column (i) of the Summary Compensation Table, as further described in footnotes (3) and (5) to the table.

The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each Named Executive Officer’s base salary and annual bonus is provided immediately following this paragraph. The Grants of Plan-Based Awards table, and the accompanying description of the material terms of the stock options and stock unit awards granted in 2006, provides information regarding the long-term equity incentives awarded to Named Executive Officers in 2006. The Outstanding Equity Awards at Fiscal Year End and Option Exercises and Stock Vested tables provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards.

Description of Employment Agreements—Salary and Bonus Amounts

We have entered into employment agreements with Mr. Flaherty and Mr. Elcan. We do not have employment agreements with our other Named Executive Officers. The agreements with Mr. Flaherty and Mr. Elcan, including the salary and bonus terms of each agreement, are briefly described below. Provisions of these agreements relating to outstanding equity incentive awards and post-termination of employment benefits are discussed below under the applicable sections of this Proxy Statement.

James F. Flaherty III.   On October 26, 2005, HCP entered into an employment agreement with James F. Flaherty III, who has served as its President since October 2002 and Chief Executive Officer since May 2003. The term of the agreement is for three years, with automatic one-year extensions each year unless either party provides notice that the agreement will not be extended. The agreement provides that Mr. Flaherty will receive an initial annualized base salary of $575,000, subject to annual review by the Compensation Committee. Based on its review, the Committee has discretion to increase (but not reduce) the base salary each year. The agreement also provides for annual bonuses for Mr. Flaherty with a target annual bonus equal to 200% of his base salary. The Committee will determine Mr. Flaherty’s actual bonus amount each year. In making its determination with respect to salary and bonus levels, the Committee considers the factors discussed in the “Current Executive Compensation Program Elements” of the Compensation Discussion and Analysis above. As described above, the Committee determined that Mr. Flaherty’s bonus for 2006 (as in prior years) would be paid in the form of a grant of performance-based restricted stock units. The agreement also provides for Mr. Flaherty to participate in HCP’s usual benefit programs for senior executives, term life insurance provided by HCP in the aggregate amount of $2,000,000 payable to Mr. Flaherty’s beneficiaries, and reimbursement of business expenses.

Charles A. Elcan.   On October 1, 2003, HCP entered into an employment agreement with Charles A. Elcan, its Executive Vice President, Medical Office Properties. The term of the agreement is for three years, with automatic one-year extensions thereafter unless either party provides notice that the agreement will not be extended. The agreement provides that Mr. Elcan will receive an initial annualized base salary of $350,000, subject to annual review by the Compensation Committee. Based on its review, the Committee has discretion to increase (but not reduce) the base salary each year. The agreement also provides for an annual bonus for Mr. Elcan in an amount to be determined by the Committee in its sole discretion. In making its determination with respect to salary and bonus levels, the Committee considers the factors discussed in the “Current Executive Compensation Program Elements” of the Compensation Discussion and Analysis above. The agreement also provides for Mr. Elcan to participate in HCP’s usual benefit programs for executives and reimbursement of business expenses.

GRANTS OF PLAN-BASED AWARDS—FISCAL 2006

The following table presents information regarding the equity incentive awards granted to the Named Executive Officers for 2006. Each of these awards was granted under our 2000 Stock Incentive Plan (the “2000 Plan”), except that the award granted to Mr. Flaherty in August 2006 was granted under our 2006 Plan.

									All Other	All Other
									Stock	Option		Grant
									Awards:	Awards:	Exercise	Date Fair
			Estimated Future Payouts			Estimated Future Payouts			Number	Number	or Base	Value of
			Under Non-Equity Incentive			Under Equity Incentive			of Shares	of Securities	Price of	Stock and
			Plan Awards			Plan Awards			of Stock	Underlying	Option	Option
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)(1)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
James F. Flaherty III	2/3/06		—	—	—	—	—	—	—	542,240	27.11	1,183,873
	2/3/06		—	—	—	—	43,500	—	—	—	—	1,179,285
	2/3/06	(2)	—	—	—	—	57,230	—	—	—	—	1,551,505
	8/14/06		—	—	—	—	—	—	219,000	—	—	6,204,270
Mark A. Wallace	2/3/06		—	—	—	—	—	—	—	55,770	27.11	121,763
	2/3/06		—	—	—	—	10,440	—	—	—	—	283,028
Charles A. Elcan	2/3/06		—	—	—	—	—	—	—	63,420	27.11	138,465
	2/3/06		—	—	—	—	11,870	—	—	—	—	321,796
Paul F. Gallagher	2/3/06		—	—	—	—	—	—	—	70,810	27.11	154,599
	2/3/06		—	—	—	—	13,250	—	—	—	—	359,207
Stephen R. Maulbetsch	2/3/06		—	—	—	—	—	—	—	63,420	27.11	138,465
	2/3/06		—	—	—	—	11,870	—	—	—	—	321,796

(1)             The amounts reported in Column (l) reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements. For the assumptions and methodologies used to value the awards reported in Column (l), please see footnote (2) to the Summary Compensation Table.

(2)             See footnote (4) to the Summary Compensation Table.

Description of Plan-Based Awards

Each of the awards reported in the Grants of Plan-Based Awards Table granted prior to May 11, 2006 was granted under, and is subject to, the terms of the 2000 Plan. Awards reported in this table granted after May 11, 2006 were granted under, and are subject to, the terms of the 2006 Plan. Our authority to grant new awards under the 2000 Plan terminated upon stockholder approval of the 2006 Plan on May 11, 2006.

The 2000 Plan and 2006 Plan are each administered by the Compensation Committee. The Committee has authority to interpret the plan provisions and make all required determinations under the plans. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plan are generally only transferable to a beneficiary of a Named Executive Officer upon his death. However, the Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions set forth in the plan document, are not made for value.

Under the terms of the 2000 Plan, if there is a change in control of HCP, each Named Executive Officer’s outstanding awards granted under the plan will generally become fully vested and, in the case of options, exercisable, unless the Compensation Committee provides for the substitution, assumption, exchange or other continuation of the outstanding awards. Any options that are vested at the time of the change in control (including options that become vested in connection with the change in control) will remain exercisable until the later of the date specified in the applicable option agreement or the third anniversary of the termination of the optionee’s employment (subject to earlier termination on the option’s expiration date).

Under the terms of the 2006 Plan, if there is a change in control of HCP, each Named Executive Officer’s outstanding awards granted under the plan will generally become fully vested and, in the case of options, exercisable, unless the Compensation Committee provides for the substitution, assumption, exchange or other continuation of the outstanding awards. Any options that become vested in connection with a change in control generally must be exercised prior to the change in control, or they will be canceled in exchange for the right to receive a cash payment in connection with the change in control transaction.

In addition, Messrs. Flaherty, Elcan and Maulbetsch may be entitled to accelerated vesting of their outstanding equity-based awards upon certain terminations of their employment with HCP and/or a change in control of HCP. The terms of this accelerated vesting are described below under “Potential Payments upon Termination or Change in Control.”

Options

Each option reported in Column (j) of the table above was granted with a per-share exercise price equal to the fair market value of a share of our common stock on the grant date. For these purposes, and in accordance with the terms of the 2000 Plan and our option grant practices, the fair market value is equal to the closing price of a share of our common stock on the applicable grant date.

Each option granted to our Named Executive Officers in 2006 is subject to a five-year vesting schedule, with 20% of the option vesting on each of the first five anniversaries of the grant date. If a Named Executive Officer’s employment is terminated as a result of the officer’s death, disability or retirement, his option will immediately vest and become exercisable. If the Named Executive Officer’s employment terminates for any other reason, the unvested portion of his option will immediately terminate.

Once vested, each option will generally remain exercisable until its normal expiration date. Each of the options granted to our Named Executive Officers in 2006 has a term of ten years. However, vested options may terminate earlier in connection with a change in control transaction or a termination of the Named Executive Officer’s employment. Subject to any accelerated vesting that may apply in the circumstances, the unvested portion of the option will immediately terminate upon a termination of the Named Executive Officer’s employment. The Named Executive Officer will generally have three months to exercise the vested portion of the option following a voluntary termination of his employment (other than upon retirement) or a termination by us for cause. This period is extended to eight months if the termination is by us without cause and to three years if the termination was a result of the Named Executive Officer’s death, disability or retirement (with a possible extension of up to one year if the Named Executive Officer dies or becomes disabled during the three-year period following retirement).

The options granted to Named Executive Officers during 2006 do not include any dividend rights.

Performance Stock Units

Column (g) of the table above reports awards of performance stock units granted to our Named Executive Officers for 2006. Each performance unit represents a contractual right to receive one share of our common stock if the performance-based and time-based vesting requirements described below are satisfied.

The performance units become eligible to vest based on HCP’s funds from operations per share (FFO) for the applicable one-year performance period. For these purposes, HCP’s funds from operations are determined by the Compensation Committee under rules prescribed by the National Association of Real Estate Investment Trusts (NAREIT), before taking into account any non-recurring charges incurred by HCP for material strategic or financing transactions approved by HCP’s Board of Directors and impairments. The performance period is the calendar year for which the award is granted. If the FFO goal established by the Compensation Committee for the performance period is met, all of the performance units will be eligible to vest. If the FFO goal is not met, a portion of the performance units may become eligible to vest as determined on a sliding scale based on actual FFO performance relative to the goal. Any performance units that do not become eligible to vest based on actual FFO performance during the performance period will automatically terminate as of the end of the performance period.

In general, if the Named Executive Officer’s employment terminates during the performance period for any reason other than death, disability or retirement, the performance units will immediately terminate. If the Named Executive Officer’s employment terminates due to death or disability during the performance period, the performance units will become fully vested regardless of HCP’s actual FFO performance. If the Named Executive Officer’s employment terminates due to retirement during the performance period, the number of performance units eligible to vest based on actual FFO performance will be determined at the end of the performance period and will become fully vested as of that time. If there is a change in control of HCP during the performance period, the number of performance units eligible to vest based on actual FFO performance will be determined at the end of the performance period and, unless the award is assumed by the successor entity, will become fully vested as of that time.

Performance units that become eligible to vest based on actual FFO performance during the performance period will generally vest at a rate of 20% per year during the five-year period after the grant date, except that the performance units subject to the grant made to Mr. Flaherty with respect to his bonus for 2005 referred to in footnote (2) to the table that become eligible to vest will become fully vested on the third anniversary of the grant date. If the Named Executive Officer’s employment terminates for any reason other than death, disability or retirement after the performance period, any performance units that have not previously vested will terminate. If the Named Executive Officer’s employment terminates due to retirement, death or disability after the performance period, any performance units that became eligible to vest based on actual FFO performance will become fully vested as of the termination date. If there is a change in control of HCP after the performance period and the award is not assumed by the successor entity, any performance units that became eligible to vest based on actual FFO performance will become fully vested as of the date of the change in control.

Vested performance units are payable in an equal number of shares of our common stock. Payment will generally be made as the units become vested although the Named Executive Officer may elect to have the units paid on a deferred basis. The Named Executive Officer does not have the right to vote or dispose of the performance units, but does have the right to receive cash payments as dividend equivalents based on the amount of dividends (if any) paid by HCP during the term of the award on a number of shares equal to the number of outstanding and unpaid performance units then subject to the award. Such payments are made at the same time the related dividends are paid to the Company’s stockholders generally.

The performance period for each performance unit award listed in the table above was the 2006 calendar year. The Compensation Committee has determined that HCP’s actual FFO performance met the FFO goal for 2006. Accordingly, 100% of the performance units subject to these awards became eligible to vest as of December 31, 2006.

Restricted Stock Units

Column (i) of the table above reports a grant of restricted stock units to Mr. Flaherty that are subject to time-based vesting requirements. Mr. Flaherty is currently age 49. In general, no portion of the restricted stock unit grant is scheduled to vest before Mr. Flaherty attains age 55 and, subject to Mr. Flaherty’s continued employment with HCP, the restricted stock units will vest in annual installments over the ten-year period following the date on which Mr. Flaherty attains age 55, although the percentage of the restricted stock units that vests each year varies. Please see the discussion on pages 27-8 of the Compensation Discussion and Analysis section above for more information on the design and incentives intended to be created by this grant.

These restricted stock units may partially vest on an accelerated basis if Mr. Flaherty’s employment is terminated by HCP without cause, by Mr. Flaherty for good reason, due to Mr. Flaherty’s death or disability, or in certain other circumstances. The percentage of the restricted stock units that will vest varies depending on Mr. Flaherty’s age at the time his employment terminates and whether the termination occurs within the two-year period following a change in control of HCP. In all events, Mr. Flaherty will vest in 100% of the restricted stock units only if he remains employed with HCP through age 65.

The restricted stock units granted to Mr. Flaherty that become vested will be paid, on a one-for-one basis, in shares of our common stock in a single lump sum following the date Mr. Flaherty is no longer employed by HCP. As HCP pays dividends on its outstanding common stock, Mr. Flaherty will be credited with additional restricted stock units as dividend equivalents (as opposed to receiving a cash payment). The dividend equivalent restricted stock units will be subject to the same vesting and other conditions as apply to the grant generally.

OUTSTANDING EQUITY AWARDS AT END OF FISCAL 2006

The following tables present information regarding the outstanding equity awards held by each of our Named Executive Officers as of December 31, 2006, including the vesting dates for the portions of these awards that had not vested as of that date. These tables also include the amounts recognized for each of these awards for financial reporting purposes for 2006 as reflected in the Summary Compensation Table above. For purposes of clarity, awards that were not outstanding as of December 31, 2006 but that were recognized for financial reporting purposes for 2006 have also been included in the tables below. Additional information on these awards is presented in the table under “Option Exercises and Stock Vested” below.

	Option Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Allocable Financial Charge Recognized for 2006 ($)
(a)	(b)	(c)	(d)		(e)	(f)	(g)
James F. Flaherty III	5/7/03	180,000	120,000	(3)	19.14	5/7/13	48,766
	3/15/04	200,000	300,000	(4)	27.52	3/15/14	176,851
	1/28/05	96,084	384,336	(6)	25.52	1/28/15	181,429
	2/3/06	0	542,240	(9)	27.11	2/3/16	214,777
Totals		476,084	1,346,576				621,823
Mark A. Wallace	5/5/04	16,000	24,000	(12)	23.59	5/5/14	13,906
	1/28/05	17,050	68,200	(6)	25.52	1/28/15	32,194
	2/3/06	0	55,770	(9)	27.11	2/3/16	22,090
Totals		33,050	147,970				68,190
Charles A. Elcan	10/2/03	60,000	40,000	(13)	23.50	10/2/13	33,748
	3/15/04	8,728	13,092	(4)	27.52	3/15/14	7,718
	2/3/06	0	63,420	(9)	27.11	2/3/16	25,120
Totals		68,728	116,512				66,586
Paul F. Gallagher	3/15/04	23,272	34,908	(4)	27.52	3/15/14	20,579
	1/28/05	17,694	70,776	(6)	25.52	1/28/15	33,410
	2/3/06	0	70,810	(9)	27.11	2/3/16	28,047
Totals		40,966	176,494				82,036
Stephen R. Maulbetsch	1/18/01	0	0	(15)	16.031	1/18/11	662
	1/2/02	160,000	40,000	(16)	17.925	1/2/12	38,027
	1/31/03	25,200	16,800	(17)	18.42	1/31/13	6,079
	3/15/04	23,272	34,908	(4)	27.52	3/15/14	20,579
	1/28/05	17,050	68,200	(6)	25.52	1/28/15	32,194
	2/3/06	0	63,420	(9)	27.11	2/3/16	25,120
Totals		225,522	223,328				122,661

	Stock Awards
Name	Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Allocable Financial Charge Recognized for 2006 ($)
(a)	(h)	(i)		(j)	(k)	(l)	(m)
James F. Flaherty III	10/8/02	51,428	(2)	1,893,579	0	0	353,500
	5/7/03	12,000	(3)	441,840	0	0	114,840
	3/15/04	19,200	(4)	706,944	0	0	176,128
	3/15/04	44,000	(5)	1,620,080	0	0	403,258
	1/28/05	46,120	(6)	1,698,138	0	0	294,183
	1/28/05	53,620	(7)	1,974,288	0	0	455,711
	10/26/05	46,800	(8)	1,723,176	0	0	278,058
	2/3/06	43,500	(9)	1,601,670	0	0	213,947
	2/3/06	57,230	(10)	2,107,209	0	0	469,553
	8/14/06	221,734	(11)	8,164,246	0	0	318,856
Totals		595,632		21,931,170	0	0	3,078,034
Mark A. Wallace	3/15/04	12,000	(4)	441,840	0	0	110,080
	1/28/05	12,728	(6)	468,645	0	0	81,188
	2/3/06	10,440	(9)	384,401	0	0	51,347
Totals		35,168		1,294,886	0	0	242,615
Charles A. Elcan	10/2/03	26,800	(13)	986,776	0	0	314,900
	3/15/04	1,968	(4)	72,462	0	0	18,053
	3/15/04	3,060	(5)	112,669	0	0	28,045
	1/28/05	20,672	(6)	761,143	0	0	131,860
	2/3/06	11,870	(9)	437,053	0	0	58,380
Totals		64,370		2,370,103	0	0	551,238
Paul F. Gallagher	10/1/03	16,000	(14)	589,120	0	0	186,760
	3/15/04	5,232	(4)	192,642	0	0	47,995
	1/28/05	13,208	(6)	486,319	0	0	84,249
	2/3/06	13,250	(9)	487,865	0	0	65,168
Totals		47,690		1,755,946	0	0	384,172
Stephen R. Maulbetsch	1/18/01	0	(15)	0	0	0	2,372
	1/2/02	3,200	(16)	117,824	0	0	58,432
	5/7/03	2,080	(3)	76,586	0	0	19,906
	3/15/04	5,232	(4)	192,642	0	0	47,995
	1/28/05	12,728	(6)	468,645	0	0	81,187
	2/3/06	11,870	(9)	437,053	0	0	58,380
Totals		35,110		1,292,750	0	0	268,272

(1)           The dollar amounts shown in Column (j) are determined by multiplying the number of shares or units reported in Column (i) by $36.82 (the closing price of our common stock on the last trading day of fiscal 2006).

(2)           The unvested portion of this award was scheduled to vest in three installments on October 8, 2007, October 8, 2008 and October 8, 2009.

(3)           The unvested portions of these awards were scheduled to vest in two installments on May 7, 2007 and May 7, 2008.

(4)           The unvested portions of these awards were scheduled to vest in three installments on March 15, 2007, March 15, 2008 and March 15, 2009.

(5)           The unvested portions of these awards were scheduled to vest in one installment on March 15, 2007.

(6)           The unvested portions of these awards were scheduled to vest in four installments on January 28, 2007, January 28, 2008, January 28, 2009 and January 28, 2010.

(7)           The unvested portion of this award was scheduled to vest in one installment on January 28, 2008.

(8)           The unvested portion of this award was scheduled to vest in four installments on October 26, 2007, October 26, 2008, October 26, 2009 and October 26, 2010.

(9)           The unvested portions of these awards were scheduled to vest in five installments on February 3, 2007, February 3, 2008, February 3, 2009, February 3, 2010 and February 3, 2011.

(10)     The unvested portion of this award was scheduled to vest in one installment on February 3, 2009.

(11)     The unvested portion of this award was scheduled to vest in eleven annual installments commencing on Mr. Flaherty’s attaining age 55 and ending on Mr. Flaherty’s attaining age 65. Mr. Flaherty is currently age 49.

(12)     The unvested portion of this award was scheduled to vest in three installments on May 5, 2007, May 5, 2008 and May 5, 2009.

(13)     The unvested portions of these awards were scheduled to vest in two installments on October 2, 2007 and October 2, 2008.

(14)     The unvested portion of this award was scheduled to vest in two installments on October 1, 2007 and October 1, 2008.

(15)     These awards became fully vested on January 18, 2006.

(16)     The unvested portions of these awards were scheduled to vest in one installment on January 2, 2007.

(17)     The unvested portion of this award was scheduled to vest in two installments on January 31, 2007 and January 31, 2008.

OPTION EXERCISES AND STOCK VESTED—FISCAL 2006

The following table presents information regarding the exercise of stock options by Named Executive Officers during 2006, and on the vesting during 2006 of other stock awards previously granted to the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
(a)	(b)	(c)	(d)	(e)
James F. Flaherty III	0	0	82,774	2,436,713
Mark A. Wallace	0	0	7,182	202,587
Charles A. Elcan	0	0	19,224	578,456
Paul F. Gallagher	0	0	13,046	390,014
Stephen R. Maulbetsch	180,000	2,361,865	17,366	469,476

(1)          The dollar amounts shown in Column (c) above for option awards are determined by multiplying (i) the number of shares of our common stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of our common stock on the date of exercise and the exercise price of the options. The dollar amounts shown in Column (e) above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of our common stock on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section describes the benefits that may become payable to certain Named Executive Officers in connection with a termination of their employment with HCP and/or a change in control of HCP. In addition to the benefits described below, outstanding equity-based awards held by our Named Executive Officers may also be subject to accelerated vesting in connection with a change in control of HCP under the terms of our 2000 Plan and 2006 Plan as noted under “Grants of Plan-Based Awards” above.

Assumptions.   As prescribed by the SEC’s disclosure rules, in calculating the amount of any potential payments to the Named Executive Officers under the arrangements described below, we have assumed that the applicable triggering event (i.e., termination of employment and/or change in control of HCP) occurred on the last business day of the 2006 fiscal year and that the price per share of our common stock is equal to the closing price as of that date. As described below, if the benefits payable to a Named Executive Officer in connection with a change in control under one of these arrangements would be subject to the excise tax imposed under Section 280G of the U.S. Internal Revenue Code of 1986 (“Section 280G”), HCP will make an additional payment to the executive so that the net amount of such payment (after taxes) he receives is sufficient to pay the excise tax due. For purposes of calculating the Section 280G excise tax, we have assumed that the Named Executive Officer’s outstanding equity awards would be accelerated and terminated in exchange for a cash payment upon the change in control. The value of this acceleration (and thus the amount of the additional payment) would be slightly higher if the accelerated awards were assumed by the acquiring company rather than terminated upon the transaction.

James F. Flaherty III

Mr. Flaherty’s employment agreement, described above under “Employment Agreements—Salary and Bonus Payments,” provides for certain benefits to be paid to Mr. Flaherty in connection with a termination of his employment with HCP under the circumstances described below.

Severance Benefits—Termination of Employment.   In the event Mr. Flaherty’s employment is terminated during the employment term either by HCP pursuant to a “Termination Other Than For Cause” or by Mr. Flaherty pursuant to a “Termination For Good Reason” (as those terms are defined in the employment agreement), Mr. Flaherty will be entitled to severance pay that includes (1) a lump sum cash payment equal to two times the sum of (a) Mr. Flaherty’s base salary (at the greater of the highest annualized rate in effect in the year preceding the termination date or the year in which the termination date occurs), plus (b) the greater of Mr. Flaherty’s target bonus for the year in which the termination occurs or the highest annual bonus he received in any of the preceding three years; (2) a pro-rata portion of Mr. Flaherty’s bonus for the year of the termination; and (3) continued medical and dental benefits for Mr. Flaherty and his family members and continued payment by HCP of the premiums for Mr. Flaherty’s term life insurance for two years after the termination. In addition, Mr. Flaherty’s equity-based awards (other than performance-based awards) will generally become fully vested, to the extent then outstanding and not otherwise vested, in connection with such a termination of employment, and any stock options granted on or after the date of the employment agreement that are so accelerated will remain exercisable until the later of three years after the date Mr. Flaherty’s employment terminates or the date specified in the applicable plan or award agreement (but in no event later than the expiration date of the option). Any of Mr. Flaherty’s equity-based awards that are then outstanding and subject to performance-based vesting requirements will continue in accordance with their terms with respect to the performance requirements, although such awards will become fully vested with respect to any time-based vesting requirements. As noted above on pages 27-8 of the Compensation Discussion and Analysis, the restricted stock units granted to Mr. Flaherty on August 14, 2006 are subject to partial acceleration if Mr. Flaherty’s employment terminates under the circumstances described in this paragraph.

If Mr. Flaherty had terminated employment with us on December 31, 2006 under the circumstances described in the preceding paragraph, we estimate that he would have been entitled to a lump sum cash payment equal to $8,190,000. This amount is derived by multiplying two by the sum of $575,000, which represents Mr. Flaherty’s annualized base salary rate in effect on December 31, 2006, and $3,520,000, which represents the highest annual bonus he received in any of the preceding three years. (As noted above, Mr. Flaherty’s annual bonus in recent years has been awarded as a grant of performance stock units. For purposes of this calculation only, we have interpreted the employment agreement as requiring that the dollar value determined by the Compensation Committee at the time of making this grant be used to determine the amount of the cash severance payment.)  In addition, HCP estimates that its cost in providing continued medical and dental benefits for Mr. Flaherty and his family members for two years would be $36,000, and its cost in continuing to pay the premiums for Mr. Flaherty’s term life insurance for two years would be $2,500. Finally, Mr. Flaherty would have been entitled to accelerated vesting of stock options with an aggregate value of $14,519,747 (based on the spread between the exercise price of the options and the closing stock price as of December 31, 2006) and accelerated vesting of restricted stock and restricted stock unit awards with an aggregate value of $14,393,601 (based on the closing stock price as of that date).  Mr. Flaherty would have been entitled to the full amount of his bonus for the 2006 fiscal year if he were employed through December 31, 2006, so the pro-rata bonus provision would not apply.

Severance Benefits—Termination of Employment in Connection with Change in Control.   In the event Mr. Flaherty’s employment is terminated during the employment term pursuant to a “Termination Upon a Change in Control” (as defined in the employment agreement), Mr. Flaherty will be entitled to the severance benefits described above except that the severance multiplier to determine the amount of Mr. Flaherty’s lump sum cash payment will be three, and the period of continued medical and dental benefits for Mr. Flaherty and his family and continued payment of Mr. Flaherty’s term life insurance premiums will be three years. In addition, Mr. Flaherty will become fully vested in his accrued benefits under HCP’s retirement arrangements (or be entitled to a cash payment equal to the value of such accelerated vesting) and will be entitled to payment of an amount equal to the present value of the matching contributions HCP would have made to Mr. Flaherty’s account under HCP’s 401(k) plan had Mr. Flaherty remained employed by HCP for the three years after the date his employment terminated and made the maximum elected deferral contributions permitted under the 401(k) plan. In the event that Mr. Flaherty’s benefits are subject to the excise tax imposed under Section 280G, HCP will make an additional payment to him so that the net amount of such payment (after taxes) he receives is sufficient to pay the excise tax due (a “gross-up payment”).

If Mr. Flaherty had terminated employment with us on December 31, 2006 under the circumstances described in the preceding paragraph, we estimate that he would have been entitled to a lump sum cash payment equal to $12,285,000. This amount is derived by multiplying three by the sum of $575,000, which represents Mr. Flaherty’s annualized base salary rate in effect on December 31, 2006, and $3,520,000, which represents the highest annual bonus he received in any of the preceding three years. (As noted above, Mr. Flaherty’s annual bonus in recent years has been awarded as a grant of performance stock units. For purposes of this calculation only, we have interpreted the employment agreement as requiring that the dollar value determined by the Compensation Committee at the time of making this grant be used to determine the amount of the cash severance payment.)  HCP estimates that its cost in providing continued medical and dental benefits for Mr. Flaherty and his family members for three years would be $54,000, and its cost in continuing to pay the premiums for Mr. Flaherty’s term life insurance for three years would be $3,750. Mr. Flaherty does not participate in any HCP retirement arrangements other than HCP’s 401(k) plan. HCP estimates that Mr. Flaherty would have been entitled to a cash payment equal to $24,106, which represents the estimated present value of the matching contributions HCP would have made to Mr. Flaherty’s account under the 401(k) plan had Mr. Flaherty remained employed by HCP for the three years after December 31, 2006 and made the maximum elected deferral contributions permitted under the 401(k) plan. (Mr. Flaherty’s accrued benefits under the 401(k) plan were fully vested as of December 31, 2006.)  Mr. Flaherty would also have been entitled to accelerated vesting of stock options with an aggregate value of $14,519,747 (based on the spread between the exercise price of the options and the closing stock price as of December 31, 2006) and accelerated vesting of restricted stock and restricted stock unit awards with an aggregate value of $14,909,947 (based on the closing stock price as of that date). Finally, HCP estimates that the foregoing benefits for Mr. Flaherty would have triggered excise taxes under Section 280G and that he would, accordingly, have been entitled to a gross-up payment of approximately $10,805,000.

Severance Benefits—Death or Disability.   In the event Mr. Flaherty’s employment is terminated during the employment term due to his death or disability (as defined in the employment agreement), Mr. Flaherty will be entitled to a pro-rata portion of his target bonus for the year of the termination, the accelerated vesting of equity-based awards and post-termination exercise period for options described above and continued medical and dental benefits from Mr. Flaherty and his family members for one year after termination. If Mr. Flaherty’s employment had terminated on December 31, 2006 due to his death or disability, HCP estimates that its cost in providing continued medical and dental benefits for Mr. Flaherty and his family members for one year would be $18,000. As noted above under “Severance Benefits—Termination of Employment,” Mr. Flaherty would have been entitled to accelerated vesting of stock options with an aggregate value of $14,519,747 (based on the spread between the exercise price of the options and the closing stock price as of December 31, 2006) and accelerated vesting of restricted stock and restricted stock unit awards with an aggregate value of $14,393,601 (based on the closing stock price as of that date).  The full amount of Mr. Flaherty’s bonus for the 2006 fiscal year would have been paid if he were employed through December 31, 2006, so the pro-rata bonus provision would not apply.

Restrictive Covenants.   Pursuant to Mr. Flaherty’s employment agreement, he has agreed not to disclose any confidential information of HCP at any time during or after his employment with HCP. In addition, Mr. Flaherty has agreed that, for a period of one year following a termination of his employment with HCP, he will not solicit HCP’s employees or customers or materially interfere with any of HCP’s business relationships.

Charles A. Elcan

Mr. Elcan’s employment agreement, described above under “Employment Agreements - Salary and Bonus Payments,” provides for certain benefits to be paid to Mr. Elcan in connection with a termination of his employment with HCP under the circumstances described below and/or a change in control of HCP. In each case, payment of the severance and other benefits described below is contingent on Mr. Elcan’s execution of a release of claims in favor of HCP on termination of his employment and compliance with his covenant not to compete with HCP during the 12-month period following termination as described below.

Severance Benefits—Termination of Employment.   Under Mr. Elcan’s employment agreement with HCP, in the event Mr. Elcan’s employment is terminated during the employment term either by HCP pursuant to a “Termination Without Cause” or by Mr. Elcan pursuant to a “Termination For Good Reason” (as those terms are defined in the employment agreement), Mr. Elcan will be entitled to severance pay that includes (1) a lump sum cash payment equal to two times the sum of (a) Mr. Elcan’s base salary as of the date of termination, plus (b) the greater of Mr. Elcan’s target bonus for the year in which the termination occurs or the highest annual incentive plan bonus he received in any of the preceding three years; (2) a pro-rata portion of Mr. Elcan’s bonus for the year of the termination; and (3) continued medical and dental benefits for Mr. Elcan and his family members for two years after the termination.

If Mr. Elcan had terminated employment with us on December 31, 2006 under the circumstances described in the preceding paragraph, we estimate that he would have been entitled to a lump sum cash payment equal to $1,674,000. This amount is derived by multiplying two by the sum of $350,000, which represents Mr. Elcan’s annualized base salary rate in effect on December 31, 2006, and $487,000, which represents the highest annual incentive plan bonus he received in any of the preceding three years.  In addition, HCP estimates that its cost in providing continued medical and dental benefits for Mr. Elcan and his family members for two years would be $36,000. Mr. Elcan would be entitled to the full amount of his bonus for the 2006 fiscal year if he were employed through December 31, 2006, so the pro-rata bonus provision would not apply.

Change in Control Benefits.   Upon a Change in Control (as defined in the agreement), Mr. Elcan’s equity-based awards, to the extent then outstanding and not otherwise vested, will generally become fully vested. If a Change of Control had occurred on December 31, 2006, Mr. Elcan would have been entitled to accelerated vesting of stock options with an aggregate value of $1,270,364 (based on the spread between the exercise price of the options and the closing stock price as of that date) and accelerated vesting of restricted stock and restricted stock unit awards with an aggregate value of $2,370,103 (based on the closing stock price as of that date). HCP estimates that this acceleration of vesting by itself would not trigger excise taxes under Section 280G.

Severance Benefits—Termination of Employment in Connection with Change in Control.   In the event Mr. Elcan’s employment is terminated during the employment term pursuant to a “Termination Upon a Change in Control” (as defined in the employment agreement), Mr. Elcan will be entitled to severance pay as described above except that the severance multiplier to determine the amount of Mr. Elcan’s lump sum cash payment will be three, and the period of continued medical and dental benefits for Mr. Elcan and his family will be three years. In addition, Mr. Elcan will become fully vested in his accrued benefits under

HCP’s retirement arrangements (or be entitled to a cash payment equal to the value of such accelerated vesting) and will be entitled to payment of an amount equal to the present value of the matching contributions HCP would have made to Mr. Elcan’s account under HCP’s 401(k) plan had Mr. Elcan remained employed by HCP for the three years after the date his employment terminated and made the maximum elected deferral contributions permitted under the 401(k) plan. In the event that Mr. Elcan’s benefits are subject to the excise tax imposed under Section 280G, HCP will make a gross-up payment to him so that the net amount of such payment (after taxes) he receives is sufficient to pay the excise tax due.

If Mr. Elcan had terminated employment with us on December 31, 2006 under the circumstances described in the preceding paragraph, we estimate that he would have been entitled to a lump sum cash payment equal to $2,511,000. This amount is derived by multiplying three by the sum of $350,000, which represents Mr. Elcan’s annualized base salary rate in effect on December 31, 2006, and $487,000, which represents the highest annual bonus he received in any of the preceding three years. HCP estimates that its cost in providing continued medical and dental benefits for Mr. Elcan and his family members for three years would be $54,000. Mr. Elcan does not participate in any HCP retirement arrangements other than HCP’s 401(k) plan. HCP estimates that Mr. Elcan would have been entitled to a cash payment equal to $24,106, which represents the estimated present value of the matching contributions HCP would have made to Mr. Elcan’s account under the 401(k) plan had Mr. Elcan remained employed by HCP for the three years after December 31, 2006 and made the maximum elected deferral contributions permitted under the 401(k) plan. (Mr. Elcan’s accrued benefits under the 401(k) plan were fully vested as of December 31, 2006.)  Finally, HCP estimates that the foregoing benefits for Mr. Elcan (including the acceleration of his equity-based awards upon a change in control of HCP as described above) would trigger excise taxes under Section 280G and that he would, accordingly, be entitled to a gross-up payment of approximately $1,411,000.

Restrictive Covenants.   Pursuant to Mr. Elcan’s employment agreement, he has agreed not to disclose any confidential information of HCP at any time during or after his employment with HCP. Mr. Elcan has also agreed that during and for a one-year period after his employment with HCP, he will not accept employment or be engaged as a consultant with a competitor of HCP in the healthcare real estate investment trust industry. In addition, Mr. Elcan has agreed that, for a period of one year following a termination of his employment with HCP, he will not solicit HCP’s officers or employees or offer employment to anyone who is or was an employee of HCP during the six-month period immediately preceding the date of the offer.

Stephen R. Maulbetsch

On October 16, 2000, HCP entered into a change in control agreement with Mr. Maulbetsch. The agreement was originally in effect through December 31, 2003. However, on each January 1 beginning January 1, 2001, the term of the agreement is automatically extended for an additional year (for example, on January 1, 2007 the agreement was extended until December 31, 2010), unless HCP notifies Mr. Maulbetsch of its intention not to extend the agreement by September 30 of the preceding year. However, if a Change in Control (as defined in the agreement) occurs during the original or any extended term of the agreement, the term of the agreement will continue for at least 36 months after the month in which the change in control occurred. In each case, payment of the severance and other benefits described below is contingent on Mr. Maulbetsch’s compliance with his covenant not to compete with HCP during the 12-month period following termination as described below.

Change in Control Benefits.   Upon a Change in Control, Mr. Maulbetsch’s equity-based awards, to the extent then outstanding and not otherwise vested, will generally become fully vested. If a Change of Control had occurred on December 31, 2006, Mr. Maulbetsch would have been entitled to accelerated vesting of stock options with an aggregate value of $2,020,233 (based on the spread between the exercise price of the options and the closing stock price as of that date) and accelerated vesting of restricted stock and restricted stock unit awards with an aggregate value of $1,292,750 (based on the closing stock price as of that date). HCP estimates that this acceleration of vesting by itself would not trigger excise taxes under Section 280G.

Severance Benefits—Termination of Employment in Connection with Change in Control.   In the event Mr. Maulbetsch’s employment is terminated by HCP without Cause (as defined in the agreement) or by Mr. Maulbetsch with Good Reason (as defined in the agreement) at any time within the two-year period following a Change in Control, Mr. Maulbetsch will be entitled to severance pay that includes (1) a lump sum cash payment equal to three times the sum of (a) the greater of Mr. Maulbetsch’s base salary as of the date of termination or immediately prior to the Change in Control, plus (b) the greater of Mr. Maulbetsch’s target bonus for the year in which the termination occurs or the highest annual bonus he received in any of the preceding three years; (2) a pro-rata portion of Mr. Maulbetsch’s bonus for the year of the termination; and (3) continued medical and dental benefits for Mr. Maulbetsch and his family members for three years after the termination. In addition, Mr. Maulbetsch will become fully vested in his accrued benefits under HCP’s retirement arrangements (or be entitled to a cash payment equal to the value of such accelerated vesting) and will be entitled to payment of an amount equal to the present value of the matching contributions HCP would have made to Mr. Maulbetsch’s account under HCP’s 401(k) plan had Mr. Maulbetsch remained employed by HCP for the three years after the date his employment terminated and made the maximum elected deferral contributions permitted under the 401(k) plan. In the event that Mr. Maulbetsch’s benefits are subject to the excise tax imposed under Section 280G, HCP will make a gross-up payment to him so that the net amount of such payment (after taxes) he receives is sufficient to pay the excise tax due.

If Mr. Maulbetsch had terminated employment with us on December 31, 2006 under the circumstances described in the preceding paragraph, we estimate that he would have been entitled to a lump sum cash payment equal to $2,211,000. This amount is derived by multiplying three by the sum of $300,000, which represents Mr. Maulbetsch’s annualized base salary rate in effect on December 31, 2006, and $437,000, which represents the highest annual bonus he received in any of the preceding three years. HCP estimates that its cost in providing continued medical and dental benefits for Mr. Maulbetsch and his family members for three years would be $54,000. Mr. Maulbetsch does not participate in any HCP retirement arrangements other than HCP’s 401(k) plan. HCP estimates that Mr. Maulbetsch would have been entitled to a cash payment equal to $24,106, which represents the estimated present value of the matching contributions HCP would have made to Mr. Maulbetsch’s account under the 401(k) plan had Mr. Maulbetsch remained employed by HCP for the three years after December 31, 2006 and made the maximum elected deferral contributions permitted under the 401(k) plan. (Mr. Maulbetsch’s accrued benefits under the 401(k) plan were fully vested as of December 31, 2006.)  HCP estimates that the foregoing benefits for Mr. Maulbetsch (including the acceleration of his equity-based awards upon a change in control of HCP as described above) would not trigger excise taxes under Section 280G. Mr. Maulbetsch would be entitled to the full amount of his bonus for the 2006 fiscal year if he were employed through December 31, 2006, so the pro-rata bonus provision would not apply.

Restrictive Covenants.   Pursuant to Mr. Maulbetsch’s change in control agreement, he has agreed not to disclose any confidential information of HCP at any time during or after his employment with HCP. Mr. Maulbetsch has also agreed that during and for a one-year period after his employment with HCP, he will not accept employment or be engaged as a consultant with a competitor of HCP in the healthcare real estate investment trust industry if (a) such position is comparable to his position at HCP, and (b) the new employer is not able to take adequate steps to prevent disclosure of HCP’s confidential information. In addition, Mr. Maulbetsch has agreed that, for a period of one year following a termination of his employment with HCP, he will not solicit HCP’s officers or employees or offer employment to anyone who is or was an employee of HCP during the six-month period immediately preceding the date of the offer.

CERTAIN TRANSACTIONS

The Board of Directors considered each of the following transactions, where applicable, in making its determination that each of Ms. Cirillo-Goldberg and Messrs. Fanning, Henry, McKee, Messmer, Rhein, Rosenberg and Sullivan is independent within the meaning of the rules of the NYSE.

Our policies and procedures for the review, approval or ratification of related person transactions are as follows: Possible related person transactions are first screened by the Company’s legal department for materiality and then sent to the Audit Committee for review. The Audit Committee’s charter states that the Audit Committee shall discuss with management and the independent auditor any related person transactions brought to the Committee’s attention which could reasonably be expected to have a material impact on the Company’s financial statements. In determining whether to approve or reject a related person transaction, the Audit Committee takes into account, among other factors it deems appropriate, whether the proposed transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s economic interest in the transaction. Audit Committee review and approval of related person transactions is evidenced in the minutes of the applicable Audit Committee meeting. For purposes of Audit Committee approval, a related person transaction is defined as any transaction that is required to be reported under Item 404 of SEC Regulation S-K. The Audit Committee approved all related person transactions that occurred during 2006.

Mr. Elcan, an Executive Vice President of HCP, was formerly a senior executive and limited liability company member of MedCap Properties, LLC, which was acquired by HCP and a joint venture of which HCP was the managing member in October 2003. As part of that transaction, MedCap Properties, LLC contributed certain property interests to a newly-formed entity, HCPI/Tennessee LLC, in exchange for non-managing member units. In connection with the transactions, Mr. Elcan received 610,397 non-managing member units in HCPI/Tennessee LLC in a distribution of his interests in MedCap Properties, LLC. In December, 2004, Mr. Elcan transferred 321,429 non-managing member units to Elcan Enterprises Partnership, L.P., a family limited partnership controlled by Mr. Elcan. Each non-managing member unit is currently redeemable for an amount of cash approximating the then-current market value of two shares of HCP’s common stock or, at HCP’s option, two shares of HCP’s common stock (subject to certain adjustments, such as stock splits, stock dividends and reclassifications). In addition, the HCPI/Tennessee LLC agreement provides for a “make-whole” payment, intended to cover grossed-up tax liabilities, to the non-managing members upon the sale of certain properties acquired in the MedCap transactions and other events. Mr. Elcan did not receive any such payments in 2006 but remains eligible for such payments should any such properties be sold in the future.

Mr. McKee, a director of the Company, is Vice Chairman and Chief Operating Officer of The Irvine Company. During 2006, 2005 and 2004, the Company made payments of approximately $0.6 million, $0.6 million and $0.5 million, respectively, to The Irvine Company for the lease of office space.

Mr. Messmer, a director of the Company, is Chairman and Chief Executive Officer of Robert Half International Inc. During 2006, 2005 and 2004, the Company made payments of approximately $0.2 million, $0.1 million and $1.1 million, respectively, to Robert Half International Inc. and certain of its subsidiaries for services including placement of temporary and permanent employees and Sarbanes-Oxley compliance consultation.

Mr. Rhein, a director of the Company, is a director of Cohen & Steers, Inc. Cohen & Steers Capital Management, Inc., a wholly owned subsidiary of Cohen & Steers, Inc., is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. As of December 31, 2006, mutual funds managed by Cohen & Steers Capital Management, Inc., (“Cohen & Steers”) in the aggregate, owned 4% of the Company’s common stock. In addition, an affiliate of Cohen & Steers provided financial advisory services to us in 2006. In respect of these services, we made payments to the Cohen & Steers affiliate of $1.5 million during 2006.

Mr. Sullivan, a director of the Company, was a director of Covenant Care, Inc. through March 2006. During 2006, 2005 and 2004, Covenant Care made payments of approximately $8.2 million, $8.0 million and $7.6 million, respectively, to the Company for the lease of certain of its nursing home properties.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires HCP’s directors and officers, and persons who own more than 10% of a registered class of HCP’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of equity securities of our common stock. These persons are required by SEC regulations to furnish HCP with copies of all these reports they file. To HCP’s knowledge, based solely on its review of the copies of such reports furnished to us and written representations from certain insiders that no other reports were required, all Section 16(a) filing requirements applicable to HCP insiders were complied with.

AUDIT COMMITTEE REPORT TO STOCKHOLDERS

Notwithstanding anything to the contrary set forth in any of HCP’s previous filings under the Securities Act of 1933, as amended, or the Exchange Act that refer to future filings for additional information, including specifically to this proxy statement, in whole or in part, the following report by the Audit Committee shall not be considered to be a part of any such filing.

The Audit Committee of the Board of Directors is comprised of four directors and operates under a written charter adopted by the Board of Directors, as required by the rules of the New York Stock Exchange. The members of the Audit Committee are Messrs. Fanning, Henry, Rhein and Sullivan. The Board has determined, in accordance with the Board’s categorical standards, that each member of the Audit Committee is “independent” within the meaning of the rules of both the NYSE and the SEC.

The primary purposes of the Audit Committee are to assist the Board with its oversight responsibilities regarding: (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; and (iv) the performance of the Company’s internal audit function and independent auditor.

Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements as well as the Company’s financial reporting process, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. The independent auditor is responsible for performing an audit of the Company’s annual financial statements, expressing an opinion as to the conformity of such annual financial statements with generally accepted accounting principles and reviewing the Company’s quarterly financial statements. The members of the Audit Committee are not full-time employees of the Company and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the Audit Committee necessarily rely on the information provided to them by management and the independent auditors. Accordingly, the Audit Committee’s considerations and discussions referred to below do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

In the performance of its oversight function, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and the Audit Committee discussed with the independent auditors that firm’s independence.

Based upon the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC.

Audit Committee

Peter L. Rhein (Chairman)	Robert R. Fanning, Jr.	David B. Henry	Joseph P. Sullivan

AUDIT AND NON-AUDIT FEES

Fees Paid to Independent Auditors

The following table shows information about fees billed (including estimations for services rendered but not yet billed), by Ernst & Young LLP, our current independent public auditor during or related to 2006 and 2005.

	2006 ($ in thousands)	Percentage of 2006 Services Approved by Audit Committee	2005 ($ in thousands)	Percentage of 2005 Services Approved by Audit Committee
Audit fees(1)	$1,789	100%	$674	100%
Audit-related fees(2)	459	100	20	100
Tax fees(3)	43	100	49	100
All other fees(4)	400	100	—	—

(1)          Audit fees include fees billed for the audit of the Company’s annual financial statements and internal control over financial reporting, the review of the financial statements included in the Company’s Quarterly Reports on Forms 10-Q, and other SEC registration statement and consent services.

(2)          Audit-related fees include fees for the separate audits of consolidated subsidiaries of the Company and accounting and tax due diligence (post-signing) in connection with the Company’s acquisition of CNL Retirement Properties, Inc.

(3)          Tax fees include fees for tax return review and  consultation, including REIT qualification matters.

(4)          All other fees include fees for accounting and tax due diligence (pre-signing) in connection with the Company’s acquisition of CNL Retirement Properties, Inc.

The Audit Committee considered whether the provision of the non-audit services by Ernst & Young LLP to HCP is compatible with maintaining the independence of Ernst & Young LLP and concluded that the independence of Ernst & Young LLP is not compromised by the provision of such services. The Audit Committee must pre-approve all audit and permissible non-audit services performed by the independent auditor, although such approval may be delegated to a subcommittee of the Audit Committee, provided that any pre-approvals made by a subcommittee related to audit and permissible non-audit services are presented to the full Audit Committee at its next scheduled meeting.

CODE OF BUSINESS CONDUCT AND ETHICS

The Company has adopted a Code of Business Conduct and Ethics that applies to all of the Company’s directors and employees, including the Chief Executive Officer and all senior financial officers, including the Company’s principal financial officer and principal accounting officer and controller. The Code of Business Conduct and Ethics is posted in the Investor Relations-Corporate Governance section of the Company’s website at www.hcpi.com. In addition, a copy of the Code of Business Conduct and Ethics will be provided in print without charge upon request to the Corporate Secretary, Health Care Property Investors, Inc., 3760 Kilroy Airport Way, Suite 300, Long Beach, CA 90806. Waivers from, and amendments to, the Code of Business Conduct and Ethics that apply to the Company’s Chief Executive Officer, senior financial officers or persons performing similar functions will be timely posted in the Investor Relations-Corporate Governance section of the Company’s website at www.hcpi.com.

ELECTION OF DIRECTORS
(Proxy Item No. 1)

Pursuant to our Charter and Bylaws, the number of directors of the Company is currently set at ten (10). Each of the Directors elected at this annual meeting will serve until the 2008 annual meeting and until he or she is succeeded by another qualified director who has been elected or until his or her earlier resignation or removal.

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated Mary A. Cirillo-Goldberg, Robert F. Fanning, Jr., James F. Flaherty III, David B. Henry, Michael D. McKee, Harold M. Messmer, Jr., Peter L. Rhein, Kenneth B. Roath, Richard M. Rosenberg and Joseph P. Sullivan for election to the Board. Unless you specifically withhold authority in the attached proxy for the election of any of these directors, the persons named in the attached proxy will vote FOR the election of Ms. Cirillo-Goldberg and Messrs. Fanning, Flaherty, Henry, McKee, Messmer, Rhein, Roath, Rosenberg and Sullivan.

Directors are elected by a plurality of the votes cast by holders of shares entitled to vote on a particular matter at the annual meeting. HCP has adopted a policy whereby any nominee for director who receives a number of “withhold” votes equal to greater than 50% of the shares of HCP common stock entitled to vote at the annual meeting will tender his or her resignation for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will recommend to the Board of Directors the action to be taken with respect to such offer of resignation.

If any nominee becomes unavailable for any reason (which is not anticipated), the shares that you vote by returning the enclosed proxy may be voted for such other person or persons as may be determined by the holders of such proxies unless your proxy contains instructions to the contrary.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” EACH OF THE TEN NOMINEES FOR DIRECTOR.

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS
(Proxy Item No. 2)

The Audit Committee of the Board of Directors has selected the firm of Ernst & Young LLP as independent auditors for HCP for the fiscal year ending December 31, 2007, and is submitting its selection for ratification by our stockholders. Ernst & Young LLP have served as the Company’s independent auditor since May 2002. Subject to the matters discussed under “Audit Committee Report to Stockholders,” the Audit Committee carefully considered the firm’s qualifications as independent auditors for HCP. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established and any issues raised by the most recent quality control review of the firm. The Audit Committee’s review also included the matters regarding auditor independence discussed under “Audit Committee Report to Stockholder,” including whether the nature and extent of non-audit services would impair the independence of the auditors. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal 2006 are described under “Audit and Non-Audit Fees” above.

If the stockholders do not ratify the selection of Ernst & Young LLP, the Audit Committee will consider the selection of other independent auditors. The Audit Committee retains the power to replace the independent auditors whose selection was ratified by stockholders if the Audit Committee determines that the best interests of HCP warrant a change of its independent auditors.

A representative of Ernst & Young LLP is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she desires to do so. Ernst & Young LLP’s representative is expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS HCP’S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2007.

STOCKHOLDER PROPOSAL
REGARDING EXECUTIVE COMPENSATION
(Proxy Item No. 3)

A stockholder of HCP has given notice of its intention to present the following proposal for action at the annual meeting. Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act, HCP will provide the number of HCP securities held by the Proponent of this stockholder proposal promptly upon receipt of an oral or written request. The Proponent’s name and address are as follows: New England Carpenters Pension Fund, 350 Fordham Road, Wilmington, MA 01887. The following text and information was provided by the Proponent of the stockholder proposal and has not been endorsed or verified by HCP. The HCP Board of Directors’ response to the stockholder proposal appears below under “Recommendation of HCP’s Board of Directors ‘Against’ Item 3.” If the stockholder proposal is not properly presented at the annual meeting, it will not be considered or voted on at the annual meeting.

Pay-for-Superior-Performance Proposal

Resolved:   That the shareholders of Health Care Property Investors, Inc. (“Company”) request that the Board of Director’s Executive Compensation Committee establish a pay-for-superior-performance standard in the Company’s executive compensation plan for senior executives (“Plan”), by incorporating the following principles into the Plan:

1.                The annual incentive or bonus component of the Plan should utilize defined financial performance criteria benchmarked against a disclosed peer group of companies, and provide that an annual bonus should be awarded only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial criteria;

2.                The long-term compensation component of the Plan should utilize defined financial and/or stock price performance criteria benchmarked against a disclosed peer group of companies. Options, restricted shares, or other equity or non-equity compensation used in the Plan should be structured so that compensation is received only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial and stock price performance criteria; and

3.                Plan disclosure should be sufficient to allow shareholders to determine and monitor the pay and performance correlation established in the Plan.

Supporting Statement:   We feel it is imperative that compensation plans for senior executives be designed and implemented to promote long-term corporate value. A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance relative to industry peers. We believe the failure to tie executive compensation to superior corporate performance; that is, performance exceeding peer group performance, has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value.

We believe that common compensation practices have contributed to excessive executive compensation. Compensation committees typically target senior executive total compensation at the median level of a selected peer group, then they design any annual and long-term incentive plan performance criteria and benchmarks to deliver a significant portion of the total compensation target regardless of the company’s performance relative to its peers. High total compensation targets combined with less than rigorous performance benchmarks yield a pattern of superior-pay-for-average-performance. The problem is exacerbated when companies include annual bonus payments among earnings used to calculate supplemental executive retirement plan (SERP) benefit levels, guaranteeing excessive levels of lifetime income through inflated pension payments.

We believe the Company’s Plan fails to promote the pay-for-superior-performance principle. Our Proposal offers a straightforward solution:  The Compensation Committee should establish and disclose financial and stock price performance criteria and set peer group-related performance benchmarks that permit awards or payouts in its annual and long-term incentive compensation plans only when the Company’s performance exceeds the median of its peer group. A senior executive compensation plan based on sound pay-for-superior-performance principles will help moderate excessive executive compensation and create competitive compensation incentives that will focus senior executives on building sustainable long-term corporate value.

Recommendation of HCP’s Board of Directors “Against” Item 3

The HCP Board of Directors unanimously recommends a vote AGAINST the foregoing proposal for the following reasons:

The Board of Directors has carefully considered the proposal submitted by the New England Carpenters Pension Fund. While the Board strongly supports the principle that performance-based arrangements should form a significant portion of executives’ compensation, the Board believes that the adoption of this proposal is not in the best interests of HCP and its stockholders as it would allow HCP to award annual incentive bonuses and long-term incentive compensation to executive officers only if HCP’s performance with respect to selected financial criteria exceeded the median or mean performance of a peer group of companies. Although the Board believes that HCP’s financial performance relative to its peer companies should be (and is) a factor in determining executive officers’ compensation levels, the Board also believes the Compensation Committee should have flexibility to set goals for HCP that do not necessarily refer to the performance of peer companies and/or to recognize and reward extraordinary individual performance that may or may not immediately affect HCP’s ranking for a particular performance metric for a particular year relative to its peer companies.

As described in detail in the “Compensation Discussion and Analysis” section of this Proxy Statement, HCP’s compensation program currently includes substantial pay-for-performance components that link our executive officers’ compensation to HCP’s performance. For example, in awarding annual incentive bonuses to our executive officers, the Compensation Committee considers HCP’s performance with respect to funds from operations per share, funds from operations payout ratio, total return to stockholders and volume of acquisitions for that particular year. However, HCP believes the Compensation Committee should also have discretion to assess each executive’s individual performance and include that assessment in determining the executive’s incentive bonus for that year. This structure encourages executives to help increase stockholder value by linking their annual incentive bonuses to HCP’s overall performance while at the same time allowing the Compensation Committee to recognize extraordinary levels of individual performance.

Similarly, HCP’s long-term incentive program for its executives is based on both HCP and individual performance. In determining the equity award grants to be made to executive officers each year, the Compensation Committee looks at a number of factors, including the executive’s position with HCP and total compensation package, the executive’s individual performance and contributions to HCP’s financial performance and the equity participation levels of comparable executives at comparable companies. The awards granted to executive officers in recent years have consisted of a mixture of stock options, which have value only if HCP’s stock price increases after the grant date, and performance units, which become eligible to vest based on HCP’s funds from operations per share for a particular year. The Board believes these awards create powerful incentives for our executives to maximize HCP’s performance and create value for our stockholders.

The Compensation Committee, which is comprised entirely of independent directors, reviews HCP’s compensation program on an ongoing basis and has retained an independent compensation consulting firm to assist in the development and review of HCP’s compensation practices. As part of this review, the Compensation Committee examines the compensation programs of comparable companies and compares them to HCP’s program. The Board strongly believes that the Compensation Committee’s approach to date has provided appropriate links between executive compensation and HCP’s performance and has aligned the interests of executives with those of its stockholders.

Furthermore, the Board and the Compensation Committee believe that the proposal is inconsistent with the compensation practices followed by the majority of the companies with which HCP competes for executive talent and that, by compelling HCP to adopt the policy described in the proposal, HCP could be placed at a substantial disadvantage in attracting and retaining the most qualified executives. In order to remain competitive with other companies in the industry, the Board believes that the Compensation Committee should retain the flexibility to determine compensation levels based on a review of all relevant information and to choose incentives that best align the interests of HCP’s executives with those of its stockholders. Therefore, the Board believes that the proposal is contrary to the interests of HCP and its stockholders.

Approval of this stockholder proposal regarding executive compensation requires the affirmative vote of a majority of all of the votes cast on the matter at the Annual Meeting. A broker non-vote will not be counted as a vote cast and will have no effect on the result of the vote on this stockholder proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE STOCKHOLDER PROPOSAL REGARDING EXECUTIVE COMPENSATION.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
FOR NEXT YEAR’S ANNUAL MEETING

It is currently contemplated that HCP’s 2008 annual meeting of stockholders will be held on or about April 24, 2008. In the event that a stockholder desires to have a proposal considered for presentation at the 2008 annual meeting of stockholders, and inclusion in the proxy statement and form of proxy used in connection with such meeting, the proposal must be forwarded in writing to the Corporate Secretary of HCP so that it is received no later than December 14, 2007. Any such proposal must comply with the requirements of HCP’s Bylaws and Rule 14a-8 promulgated under the Exchange Act.

If a stockholder, rather than including a proposal in HCP’s proxy statement as discussed above, commences his or her own proxy solicitation for the 2008 annual meeting of stockholders or seeks to nominate a candidate for election or to propose business for consideration at such meeting, HCP must receive notice of such proposal no earlier than February 10, 2008 and no later than March 12, 2008. If the notice is not received between these dates, it will be considered untimely under HCP’s Bylaws, and HCP will have discretionary voting authority under proxies solicited for the 2008 annual meeting of stockholders with respect to such proposal, if presented at the meeting.

Proposals and notices should be directed to the attention of the Corporate Secretary, Health Care Property Investors, Inc., 3760 Kilroy Airport Way, Suite 300, Long Beach, CA 90806.

OTHER MATTERS

The Board of Directors knows of no matters to be presented at the annual meeting other than those described in this proxy statement. Other business may properly come before the meeting, and in that event it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

An electronic version of our Annual Report on Form 10-K may be obtained from the website of the Securities and Exchange Commission, or SEC, located at www.sec.gov or from the Investor Relations-Corporate Governance section of our website located at www.hcpi.com. Information on our website, other than our proxy statement and form of proxy, is not part of the proxy soliciting materials. HCP will provide in print without charge to any person solicited hereby, upon the written request of any such person, a copy of HCP’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC. Such requests should be directed to: Corporate Secretary, Health Care Property Investors, Inc., 3760 Kilroy Airport Way, Suite 300, Long Beach, CA 90806.

If you are a stockholder of record, you can elect to receive future annual reports and proxy statements electronically by marking the appropriate box on your proxy card. If you choose this option, when the annual report and proxy materials are mailed to stockholders, you will either receive an electronic version of our annual report and proxy materials or you will receive a notice listing the website location of the annual report and proxy documents. Your choice to receive annual reports and proxy materials electronically will remain in effect until you notify HCP by mail that you wish to resume mail delivery of these documents. If you hold your HCP stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option. HCP encourages stockholders to register to receive future annual reports and materials via the Internet.

ALL STOCKHOLDERS ARE URGED TO VOTE IN PERSON OR TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors

Edward J. Henning Corporate Secretary

Long Beach, California
April 11, 2007

IMPORTANT

Your vote is important. No matter how many shares of HEALTH CARE PROPERTY INVESTORS, INC. common stock you own, please give HEALTH CARE PROPERTY INVESTORS, INC. your proxy FOR the election to the Board of Directors of all nominees, and FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2007 by signing, dating and returning this proxy card today in the postage prepared envelope provided.

PLEASE DETACH PROXY CARD
PROXY

HEALTH CARE PROPERTY INVESTORS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
THE ANNUAL MEETING OF SHAREHOLDERS
May 10, 2007

The undersigned shareholder hereby appoints James F. Flaherty III and Peter L. Rhein, or each of them, with full powers of substitution and revocation, to act as attorneys and proxies of the undersigned and to vote on behalf of the undersigned all shares of Common Stock of Health Care Property Investors, Inc. (the “Company”), which the undersigned is entitled to vote at the annual meeting of Stockholders to be held Thursday, May 10, 2007 at 9:30 a.m., California time, or any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and hereby instructs said attorneys and proxies to vote as indicated herein. Without otherwise limiting the general authorization given hereby, said attorneys and proxies are instructed to vote as set forth on the reverse.

THE PROXY IS REVOCABLE AND, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY (IF SIGNED) WILL BE VOTED (1) FOR THE ELECTION TO THE BOARD OF DIRECTORS OF ALL NOMINEES, (2) FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007, AND (3) AGAINST THE STOCKHOLDER PROPOSAL ON “PAY FOR SUPERIOR PERFORMANCE”.

(Please sign and date this proxy card on the reverse side and return it in enclosed envelope.)

PLEASE DETACH PROXY

☒	PLEASE MARK YOUR VOTES AS INDICATED IN THIS EXAMPLE	SIGNED PROXIES RETURNED WITHOUT SPECIFIC VOTING DIRECTIONS WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

The Board of Directors recommends a vote FOR all nominees.					The Board of Directors recommends a vote FOR Proposal 2.

						FOR	AGAINST	ABSTAIN
1. To elect the ten (10) members of the Company’s Board of Directors.					2. To ratify the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2007.
						☐	☐	☐

The Board of Directors recommends a vote AGAINST Stockholder Proposal 3.
Nominees:	Mary A. Cirillo-Goldberg Robert R. Fanning, Jr. James F. Flaherty III David B. Henry Michael D. McKee Harold M. Messmer, Jr. Peter L. Rhein Kenneth B. Roath Richard M. Rosenberg Joseph P. Sullivan
		FOR	WITHHOLD AUTHORITY			FOR	AGAINST	ABSTAIN
		all	for all		3. Stockholder Proposal regarding executive compensation (see page of the Proxy Statement)
		nominees	nominees	*Exceptions		☐	☐	☐

		☐	☐	☐
4.At their discretion, the proxies are authorized to consider and vote upon such other business as may properly come before the meeting or any adjournment thereof.

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S), MARK THE ‘EXCEPTIONS’ BOX AND WRITE THAT NOMINEE’S NAME IN THE SPACE PROVIDED BELOW.)					CHANGE OF ADDRESS MARK HERE	☐

Please sign exactly as your name appears hereon.  Joint owners should each sign.  Attorneys, trustees, executors, administrators, conservators, custodians, guardians or corporate officers should give full title.

EXCEPTIONS:	Date:	, 2007

If you consent to use the Company’s Internet site to receive all future annual reports and proxy statements, please mark this box.  If you consent to the above, please type or print the electronic email address below where we can send notification and electronic reports to you.  We may elect to send paper and/or electronic notifications to you.  This consent will remain in effect until you notify the Company by mail that you wish to resume mail delivery of annual reports and proxy statements.

Signature
☐
Signature
PLEASE MARK, SIGN, DATE AND RETURN THIS WHITE PROXY CARD PROMPTLY USING THE POSTAGE-PAID ENCLOSED ENVELOPE.